UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549-1004

FORM 11-K

(Mark One)

/ X /                     Annual Report Pursuant to Section 15(d) of the Securities Exchange Act of 1934

For the fiscal year ended December 31, 2010    Commission file number  001-09553

OR

/    /                        Transition Report Pursuant to Section 15(d) of the Securities Exchange Act of 1934

CBS 401(k) PLAN

(Full title of the plan)

CBS CORPORATION

(Name of issuer of the securities held pursuant to the plan)

51 West 52nd Street

New York, New York 10019

(Address of principal executive office)

CBS 401(k) PLAN

FINANCIAL STATEMENTS, SUPPLEMENTAL SCHEDULES AND EXHIBITS

DECEMBER 31, 2010 AND 2009

INDEX

Pages

Report of Independent Registered Public Accounting Firm	1

Financial Statements:

Statements of Net Assets Available for Benefits at December 31, 2010 and 2009	2

Statement of Changes in Net Assets Available for Benefits for the Year ended December 31, 2010	3

Notes to financial statements	4 – 18

Schedules
Supplemental Schedules:
Schedule H, line 4a – Schedule of Delinquent Participant Contributions	S – 1

Schedule H, line 4i – Schedule of Assets (Held at End of Year)	S – 2 – S – 15

All other schedules required by the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974 are omitted as not applicable or not required.

Signature	S – 16

Exhibit:
23.1 Consent of Independent Registered Public Accounting Firm

Report of Independent Registered Public Accounting Firm

To the Participants and Administrator of the

CBS 401(k) Plan

In our opinion, the accompanying statements of net assets available for benefits and the related statement of changes in net assets available for benefits present fairly, in all material respects, the net assets available for benefits of the CBS 401(k) Plan (the “Plan”) at December 31, 2010 and December 31, 2009, and the changes in net assets available for benefits for the year ended December 31, 2010 in conformity with accounting principles generally accepted in the United States of America.  These financial statements are the responsibility of the Plan’s management. Our responsibility is to express an opinion on these financial statements based on our audits.  We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

Our audits were conducted for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental Schedule of Delinquent Participant Contributions and the Schedule of Assets (Held at End of Year) are presented for the purpose of additional analysis and are not a required part of the basic financial statements but are supplementary information required by the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. These supplemental schedules are the responsibility of the Plan’s management.  The supplemental schedules have been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, are fairly stated in all material respects in relation to the basic financial statements taken as a whole.

/s/ PRICEWATERHOUSECOOPERS LLP

New York, New York

June 27, 2011

CBS 401(k) PLAN

STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS

(In thousands)

	At December 31,
	2010	2009
Assets
Cash and cash equivalents	$ 14	$ —

Investments, at fair value	3,592,024	3,340,311

Receivables:
Notes receivable from participants	26,991	25,652
Employee contributions	2,020	2,036
Employer contributions	2,563	2,317
Interest and dividends	6,139	6,421
Due from broker for securities sold	58	121
Total assets	3,629,809	3,376,858

Liabilities
Accrued expenses and other liabilities	1,339	1,640
Due to broker for securities purchased	10	407
Net assets reflecting investments at fair value	3,628,460	3,374,811
Adjustment from fair value to contract value for fully benefit-responsive investment contracts	(108,092)	(80,212)
Net assets available for benefits	$3,520,368	$ 3,294,599

The accompanying notes are an integral part of these financial statements.

CBS 401(k) PLAN

STATEMENT OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS

(In thousands)

Year Ended
December 31, 2010
Additions to net assets attributed to:
Investment income:
Net appreciation in fair value of investments	$266,999
Interest	70,275
Dividends	7,141

Interest income on notes receivable from participants	1,172

Contributions:
Employee	102,666
Employer	32,886
Rollover	5,099
Total additions	486,238

Deductions from net assets attributed to:
Benefits paid to participants	(255,838)
Plan expenses	(4,631)
Total deductions	(260,469)

Net increase	225,769

Net assets available for benefits, beginning of year	3,294,599

Net assets available for benefits, end of year	$3,520,368

The accompanying notes are an integral part of these financial statements.

CBS 401(k) PLAN

NOTES TO FINANCIAL STATEMENTS

(Tabular dollars in thousands)

NOTE 1 — PLAN DESCRIPTION

The following is a brief description of the CBS 401(k) Plan (the “Plan”) and is provided for general information only.  Participants should refer to the Plan document for more complete information regarding the Plan.

The Plan, sponsored by CBS Corporation (the “Company” or “CBS Corp.”), is a defined contribution plan offered on a voluntary basis to eligible employees of the Company and its subsidiaries.

Eligible full-time newly hired employees are automatically enrolled in the Plan following the attainment of age 21, unless they elect not to participate.  Part-time employees are automatically enrolled in the Plan following the attainment of age 21 and completion of one thousand hours of service within a consecutive twelve-month period, unless they elect not to participate.  The Plan is subject to the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), and the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and is overseen by a retirement committee designated as the Plan administrator by the Company’s Board of Directors (the “Board”).

The Bank of New York Mellon (the “Trustee”) is the trustee and custodian and Mercer is the recordkeeper of the Plan.  Certain Plan investments are shares of funds managed by the Trustee or companies affiliated with the Trustee and therefore qualify as a party-in-interest transaction.  The fair value of these investments was $869 million at December 31, 2010 and $725 million at December 31, 2009 and these investments appreciated by $22 million for the year ended December 31, 2010.  In addition, certain Plan investments are shares of CBS Corp. common stock and therefore qualify as a party-in-interest transaction. The fair value of these investments was $254 million at December 31, 2010 and $171 million at December 31, 2009.  For the year ended December 31, 2010, these investments appreciated by $67 million and earned dividends of $3 million.  During the year ended December 31, 2010, the Plan purchased $19 million of CBS Corp. common stock and sold $1 million of CBS Corp. common stock.

Participant Accounts

Each Plan participant’s account is credited with the participant’s contributions, the employer matching contributions, the participant’s share of the investment income (loss) and any realized or unrealized gains or losses of the Plan’s assets, net of certain plan expenses.

Participants have the option of investing their contributions or existing account balances among various investment options.  These investment options include common collective funds, registered investment companies (mutual funds), separately managed accounts, which primarily invest in

CBS 401(k) PLAN

NOTES TO FINANCIAL STATEMENTS (Continued)

(Tabular dollars in thousands)

common stocks, a fixed income fund, consisting of guaranteed investment contracts and synthetic guaranteed investment contracts, and CBS Corp. Class B Common Stock.

Within the Plan, the CBS Corp. Common Stock Funds are part of an Employee Stock Ownership Plan (“ESOP”).  As a result, the Plan offers an ESOP dividend election under which Plan participants can elect to reinvest any ESOP dividends paid on vested shares back into the ESOP account in CBS Corp. Class B Common Stock or to receive the dividends as a cash payout.  If a participant does not make an election, the dividends are reinvested in the ESOP account.

Participants may also elect to open a self-directed brokerage account (“SDA”).  Participants may not contribute directly to the SDA, but may transfer balances to the SDA from other investment funds except the fixed income fund.  A participant may transfer up to 25% of his or her account balance (net of loans) to the SDA.  The initial transfer to the SDA may not be less than $2,500 and there is no minimum for subsequent individual transfers.

Contributions

The Plan permits participants to contribute up to 50% of annual compensation on a traditional before-tax, Roth 401(k) after-tax or combination basis or 15% on a traditional after-tax basis, subject to the Code limitations set forth below.  Roth 401(k) contributions and the related earnings can be withdrawn tax-free if certain requirements are met. The level of employer matching contributions is entirely at the discretion of the Board for all participants in the Plan.  For 2010, the Board set the employer’s matching contribution at 60% of the first 5% of eligible compensation contributed on a before-tax or Roth 401(k) basis.  For 2011, the Board increased the employer’s matching contribution to 70% of the first 5% of eligible compensation contributed on a before-tax or Roth 401(k) basis.

Employer matching contributions are initially invested entirely in CBS Corp. Class B Common Stock.  Participants are permitted to immediately transfer their Company matching contributions out of CBS Corp. Class B Common Stock and into any other investment option.

Upon his or her date of hire and, effective with the 60th day following the date upon which the employee becomes eligible to participate in the Plan, newly hired employees are deemed to have authorized the Company to make before-tax contributions in the Plan in an amount equal to 5% of the employee’s eligible compensation.  However, a deemed authorization does not take effect if, during the 60-day period the employee elects not to participate in the Plan or to participate at a different contribution rate.

The Code limits the amount of annual participant contributions that can be made on a before-tax or Roth 401(k) basis to $16,500 for 2010.  Total compensation considered under the Plan, based on Code limits, may not exceed $245,000 for 2010.  The Code also limits annual aggregate participant and employer contributions to the lesser of $49,000 or 100% of compensation in 2010.  All contributions

CBS 401(k) PLAN

NOTES TO FINANCIAL STATEMENTS (Continued)

(Tabular dollars in thousands)

made to the Plan on an annual basis may be further limited due to certain non-discrimination requirements prescribed by the Code.

All participants who have attained age 50 before the close of the Plan year (calendar year) are eligible to make catch-up contributions.  These contributions are not treated as matchable contributions. Catch-up contributions can be made if the eligible participants make the maximum $16,500 contribution permitted under the Plan for a plan year.  The limit for catch-up contributions is $5,500 in 2010.

Vesting

Participants in the Plan are immediately vested in their own contributions and earnings thereon.  Employer matching contributions vest at 20% per year of service, becoming fully vested after five years of service.  If participants terminate employment prior to being vested in their employer matching contributions, the non-vested portion of their account is forfeited and may be used to reduce future employer matching contributions and to pay administrative expenses.  Forfeitures are recorded at the time vested benefits are distributed.  Employer matching contributions of approximately $1,896,000 and $1,239,000 were forfeited in 2010 and 2009, respectively.  During 2010, the Company utilized forfeitures of approximately $3,050,000 to reduce matching contributions and approximately $430,000 to pay administrative expenses.  As of December 31, 2010 and 2009, the Company had forfeitures of approximately $1,170,000 and $2,651,000, respectively, available to be used as noted above.

Notes Receivable from Participants

Eligible participants may request a loan for up to the lesser of 50% of the participant’s vested account balance or $50,000, reduced by the highest outstanding balance of any Plan loan made to the participant during the twelve-month period ending on the day before the loan is made.  The minimum loan available to a participant is $500.  The interest rate on participant loans is one percentage point above the annual prime commercial rate (as published in The Wall Street Journal) on the first day of the calendar month in which the loan is approved. Principal and interest is payable through payroll deductions.  Only one loan may be outstanding at any time. Participants may elect repayment periods from 12 to 60 months commencing as soon as administratively possible following the distribution of the loan proceeds to the participant.  The Plan allows participants to elect a repayment term of up to 300 months for loans used for the acquisition of a principal residence.  Repayments of loan principal and interest are allocated in accordance with the participants’ then current investment elections.

The loans outstanding carry interest rates ranging from 4.25% to 11.50% as of December 31, 2010.

CBS 401(k) PLAN

NOTES TO FINANCIAL STATEMENTS (Continued)

(Tabular dollars in thousands)

Distributions and Withdrawals

Earnings on employee contributions (other than after-tax contributions) and employer contributions are not subject to income tax until they are distributed or withdrawn from the Plan.

Participants in the Plan, or their beneficiaries, may receive their vested account balances in a lump sum or in installments over a period of up to 20 years in the event of retirement, termination of employment, disability or death. In the event of termination of employment, participants may also elect a partial lump sum distribution of their account balance.  In general, participants must receive a required minimum distribution upon attainment of age 70 1/2 unless they are still employed.

Participants in the Plan may withdraw part or all of their after-tax and rollover contributions and the vested portion of employer matching contributions.  Upon attainment of age 59 1/2, participants may also withdraw all or part of their before-tax or Roth 401(k) contributions and earnings thereon.  The Plan limits participants to two of the above withdrawal elections in each Plan year.

A participant may obtain a financial hardship withdrawal of the vested portion of employer matching contributions and employee before-tax or Roth 401(k) contributions provided that the requirements for hardship are met and only to the extent required to relieve such financial hardship.  There is no restriction on the number of hardship withdrawals permitted.

When a participant terminates employment with the Company, the full value of employee contributions and earnings thereon plus the value of all vested employer matching contributions and earnings thereon are eligible for distribution and can be rolled over to a tax qualified retirement plan or an Individual Retirement Account (“IRA”) or remain in the Plan rather than being distributed.  If the vested account balance is $1,000 or less and the participant does not make an election to rollover the vested account balance it will be automatically paid in a single lump sum cash payment, and taxes will be withheld from the distribution.

Plan Expenses

The fees for investment of Plan assets are charged to the Plan’s investment funds.  Certain administrative expenses such as fees for accounting and employee communications may be paid by the Plan using forfeitures or may be paid by the Company.  Recordkeeping and trustee fees are paid from participant accounts. For 2010, $360,384 was paid to the Trustee, a party-in-interest, and its affiliates for services provided during the year.

CBS 401(k) PLAN

NOTES TO FINANCIAL STATEMENTS (Continued)

(Tabular dollars in thousands)

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Accounting

The financial statements are prepared on the accrual basis of accounting in conformity with accounting standards generally accepted in the United States of America.  Certain previously reported amounts have been reclassified to conform to the current presentation.

In accordance with Financial Accounting Standards Board (“FASB”) guidance, contract value was determined to be the relevant measurement attribute for the portion of net assets available for benefits attributable to fully benefit-responsive investment contracts because contract value is the amount participants would receive if they were to initiate permitted transactions under the terms of the Plan. As a result, the Statements of Net Assets Available for Benefits presents the investments at fair value with a separate adjustment from fair value to contract value for the portion of net assets attributable to each fully benefit-responsive investment contract.  The Statement of Changes in Net Assets Available for Benefits is prepared on a contract value basis with respect to the fully benefit-responsive investment contracts.

Investment Valuation and Income Recognition

Short-term money market investments are carried at amortized cost which approximates fair value due to the short-term maturity of these investments.  Investments in common stock are reported at fair value based on quoted market prices on national security exchanges.  Investments in registered investment companies are reported at fair value based on quoted market prices representing the net asset value of the shares held by the Plan. The fair value of investments in separately managed accounts is determined by the Trustee based upon the fair value of the underlying securities.  The fair values of investments in common collective funds are determined using the Net Asset Value (“NAV”) provided by the administrator of the fund.  The NAV is determined by each fund’s trustee based upon the fair value of the underlying assets owned by the fund, less liabilities, divided by the number of outstanding units.  The common collective funds have daily redemptions and trading terms varying from one to three days.  The common collective funds have no unfunded commitments at December 31, 2010.  The fair value of fixed income securities is determined by independent pricing sources based on quoted market prices, when available, or using valuation models which incorporate certain other observable inputs including recent trading activity for comparable securities and broker quoted prices.  Cash and cash equivalents are valued at cost plus accrued interest, which approximates market value. Interest income is accrued as earned and dividend income is recorded on the ex-dividend date.

CBS 401(k) PLAN

NOTES TO FINANCIAL STATEMENTS (Continued)

(Tabular dollars in thousands)

Interest rate swaps are recorded at fair value and marked-to-market through the duration of the contract term with an offsetting increase to unrealized appreciation (depreciation).  Futures are marked-to-market and settled daily.  The daily receipt or payment is recognized as unrealized appreciation (depreciation) until the contract is closed at which time the total fair value of the futures contract is recognized as a realized gain (loss).

The Plan invests in fully benefit-responsive traditional and synthetic guaranteed investment contracts through a fixed income fund. The contract value of guaranteed investment contracts and synthetic guaranteed investment contracts represents the aggregate amount of deposits thereto, plus interest at the contract rate, less withdrawals.  The fair value of the fixed rate traditional guaranteed investment contracts is determined by discounting the related cash flows, based on the contract duration, using a yield curve interpolated from swap rates and adjusted for liquidity and credit quality.  The fair value of synthetic guaranteed investment contracts is determined based on quoted market prices for the underlying assets. The fair value of the wrapper contracts for synthetic guaranteed investment contracts is determined using the replacement cost methodology that incorporates various inputs including the difference between the market rate for wrap fees and the actual wrap fees currently charged.

Security Transactions

Purchases and sales of securities are recorded on the trade date.  The average cost basis is used to determine gains or losses on security dispositions.

Net appreciation or depreciation in the fair value of investment, included in the Statement of Changes in Net Assets Available for Benefits, consists of the realized gains and losses and the unrealized appreciation and depreciation on those investments presented at fair value.

Notes Receivable from Participants

Notes receivable from participants are measured at their unpaid principal balance plus any accrued but unpaid interest.  Delinquent participant loans are reclassified as distributions based upon the terms of the Plan document.

Payment of Benefits

Benefit payments are recorded when paid.

CBS 401(k) PLAN

NOTES TO FINANCIAL STATEMENTS (Continued)

(Tabular dollars in thousands)

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States (“U.S.”) requires the Plan to make estimates and assumptions, such as those regarding fair value of investments, that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of changes in net assets available for benefits during the reporting period.  Actual results could differ from those estimates.

Adoption of New Accounting Standards

Loans to Participants

In 2010, the Plan adopted amended Financial Accounting Standards Board (“FASB”) guidance for the reporting of participant loans by defined contribution pension plans.  This amendment requires that participant loans be classified as notes receivable from participants.  Prior year amounts were reclassified as notes receivable from participants under this guidance.

Recent Pronouncements

Fair Value Measurements

In January 2010, the FASB issued guidance which requires enhanced disclosures about transfers between levels of the three-level fair value hierarchy, requires separate disclosures of purchases, sales, issuances, and settlements in the rollforward of activity relating to Level 3 fair value measurements, and provides clarification of existing fair value disclosures.  This guidance is effective for the Plan’s annual reporting period ended December 31, 2010, except for the requirement to provide expanded disclosure in the rollforward of activity of Level 3 fair value measurements, which will be effective for the Plan’s annual reporting period ending December 31, 2011.  The adoption of this guidance did not have a material effect on the Plan’s financial statements for the Plan year ended December 31, 2010.  The Plan administrator does not expect the adoption of the guidance related to the rollforward of activity of Level 3 fair value measurements to have a material effect on the Plan’s financial statements.

In May 2011, the FASB issued guidance to improve the comparability of fair value measurements presented in financial statements prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) and International Financial Reporting Standards (“IFRS”).  This guidance, which is effective for the Plan’s annual reporting period ending December 31, 2012, clarifies the FASB’s intent about the application of existing fair value measurement requirements and changes certain principles or requirements for measuring fair value or for disclosing information about fair value measurements.  The Plan administrator is currently evaluating the impact of this guidance on the Plan’s financial statements.

CBS 401(k) PLAN

NOTES TO FINANCIAL STATEMENTS (Continued)

(Tabular dollars in thousands)

NOTE 3 – RISKS AND UNCERTAINTIES

The Plan provides for various investment options.  Investment securities are exposed to various risks such as interest rate, market and credit.  Market values of investments could decline for several reasons including changes in prevailing market and interest rates, increases in defaults, and credit rating downgrades. Due to the level of risk associated with certain investment securities and the level of uncertainty related to changes in the value of such securities, it is at least reasonably possible that changes in investment values in the near term could materially affect participants’ account balances and the amounts reported in the Statements of Net Assets Available for Benefits and the related Statement of Changes in Net Assets Available for Benefits.

NOTE 4 – INVESTMENTS

Individual investments representing 5% or more of the Plan’s net assets available for benefits are identified below:

	At December 31,
	2010	2009
BlackRock S&P 500 Index Fund	$511,402	$469,994
CBS Corporation Class B Common Stock	$253,836	$170,607

Synthetic guaranteed investment contracts, at contract value:
Monumental Life Insurance Company MDA00930TR	$526,735	$504,295
JPMorgan Chase Bank ACBS-01	$436,185	$418,786
Natixis Financial Products, Inc. No. 1222-01	$340,435	$326,867
State Street Bank and Trust Company No. 108002	$202,112	$238,606
Natixis Financial Products, Inc. No. 1222-02	$154,154	$181,951

During the year ended December 31, 2010 the Plan’s investments (including gains and losses on investments sold and held during the year) appreciated as follows:

Common collective funds	$127,919
Separately managed accounts (common stock)	46,650
Common stock	70,280
Mutual funds	21,962
Other	188
Net appreciation in fair value of investments	$266,999

CBS 401(k) PLAN

NOTES TO FINANCIAL STATEMENTS (Continued)

(Tabular dollars in thousands)

Investment Contracts

The Plan invests in guaranteed investment contracts and synthetic guaranteed investment contracts. As described in Note 2, the guaranteed investment contracts are fully benefit-responsive and therefore, contract value is the relevant measurement attribute for that portion of the net assets available for benefits attributable to these contracts.  In a guaranteed investment contract, a deposit in the fund is used by the issuer to purchase investments that are held in the issuer’s general accounts.  The issuer is contractually obligated to repay the principal and a specified rate of interest guaranteed to the fund. There are no reserves against contract value for credit risk of the contract issuer or otherwise. A synthetic guaranteed investment contract provides for guaranteed returns of principal over a specified period of time through benefit-responsive wrapper contracts, issued by a third party insurance company or bank, which are backed by underlying assets.

The interest crediting rate reflects the rate earned by participants for the underlying investments.  The wrapper contracts amortize the realized and unrealized gains and losses on the underlying fixed income investments, typically over the duration of the investments, through adjustments to the future interest crediting rate.  Interest crediting rates are reset on a monthly or quarterly basis and all wrapper contract issuers provide that adjustments to the interest crediting rate cannot result in a future interest crediting rate that is less than zero.  Certain factors can influence the future interest crediting rates including, the level of market interest rates, the amount and timing of participant contributions and withdrawals, the returns generated by the fixed income investments that back the contract and the duration of the underlying investments backing the contract.

In certain circumstances, the amounts withdrawn from the investment contracts will be paid at fair value rather than contract value.  These events include plan termination, a material adverse change to the provisions of the plan, an employer election to withdraw from the contract to switch to a different investment provider or if the terms of a successor plan do not meet the contract issuer’s underwriting criteria for issuance of a replacement contract with identical terms.  The Company does not expect any employer initiated events that may cause premature liquidation of a contract at market value.

The contract issuer is permitted to terminate the fully benefit-responsive investment contracts with the Plan and settle at an amount different from contract value in certain events, including loss of the Plan’s qualified status, an un-cured material breach of responsibility, or material adverse changes to the provisions of the Plan.

At December 31, 2010 and 2009, guaranteed investment contracts at contract value of $32 million and $43 million, respectively, had fair values in aggregate of $34 million and $45 million, respectively.  At December 31, 2010 and 2009, synthetic guaranteed investment contracts at contract value of $1.66 billion and $1.67 billion, respectively, had fair values in the aggregate of $1.77 billion and $1.75 billion,

CBS 401(k) PLAN

NOTES TO FINANCIAL STATEMENTS (Continued)

(Tabular dollars in thousands)

respectively.  The fair value of wrapper contracts was $5 million and $4 million at December 31, 2010 and 2009, respectively.

The average yields for investment contracts in the fixed income fund were as follows:

	At December 31,
	2010	2009
Based on actual earnings	2.5%	3.0%
Based on interest rate credited to participants	3.8%	4.0%

The following table presents the fair value of the assets, by type, that support the Plan’s synthetic guaranteed investment contracts held in the fixed income fund at December 31, 2010 and 2009.

	At December 31,
	2010	2009
Cash and cash equivalents	$1,044	$88
Money market funds	153,008	39,970
Common collective funds	548,873	534,899
Fixed income securities	1,239,463	1,153,629
Futures	191	1,081
Options	(1,401)	(1,878)
Swaps	(231)	587
Wrapper value	5,374	4,477
Net (payables) receivables	(180,718)	15,967
Synthetic guaranteed investment contracts	$1,765,603	$1,748,820

NOTE 5 - FAIR VALUE MEASUREMENTS

The following tables set forth the Plan’s financial assets measured at fair value on a recurring basis at December 31, 2010 and 2009.  See Note 2 for the valuation methodology used to measure the fair value of these investments.  There have been no changes to the methodologies used to measure the fair value of each asset from December 31, 2009 to 2010.  These assets have been categorized according to the three-level fair value hierarchy established by the FASB, which prioritizes the inputs used in measuring fair value.  Level 1 is based on quoted prices for the asset in active markets.  Level 2 is based on inputs that are observable other than quoted market prices in Level 1, such as quoted prices for the asset in inactive markets or quoted prices for similar assets.  Level 3 is based on unobservable inputs reflecting the Plan’s own assumptions about the assumptions that market participants would use in pricing the asset.

CBS 401(k) PLAN

NOTES TO FINANCIAL STATEMENTS (Continued)

(Tabular dollars in thousands)

At December 31, 2010	Level 1	Level 2	Level 3	Total
Fixed income fund:
Money market funds (a)	$—	$37,870	$—	$37,870
Guaranteed investment contracts	—	—	34,206	34,206
Assets held under synthetic guaranteed investment contracts:
Cash and cash equivalents, including net (payables) receivables	(180,831)	1,157	—	(179,674)
Money market funds (a)	—	153,008	—	153,008
Common collective funds (b)	—	548,873	—	548,873
U.S. Treasury securities	313,314	—	—	313,314
Government related securities	—	155,673	—	155,673
Corporate bonds	—	407,588	—	407,588
Mortgage-backed and asset-backed securities	—	362,888	—	362,888
Futures (c)	191	—	—	191
Options (c)	—	(1,401)	—	(1,401)
Swaps (c)	—	(231)	—	(231)
Wrapper value	—	—	5,374	5,374
Common collective funds:
S&P 500 index fund (d)	—	511,402	—	511,402
Target date retirement funds (e)	—	239,366	—	239,366
Emerging markets equity fund	—	117,181	—	117,181
Bond index fund	—	107,638	—	107,638
International equity fund	—	93,903	—	93,903
Separately managed accounts:
Wellington Growth Portfolio (f)	124,358	649	—	125,007
Dodge & Cox Value Equity Fund (f)	94,844	3,071	—	97,915
Mellon Capital Mid Cap Stock Fund (g)	78,753	950	—	79,703
Common stock:
CBS Corp. Common Stock	254,337	—	—	254,337
Other Common Stock	17,554	—	—	17,554
Registered investment companies (h)	101,416	—	—	101,416
Money market funds (a)	—	8,258	—	8,258
Other	665	—	—	665
Total	$804,601	$2,747,843	$39,580	$3,592,024

(a)	Primarily invested in U.S. government securities and U.S. government agency securities.
(b)	Primarily invested in mortgage-backed and U.S. government fixed income securities.
(c)	See Note 6 for asset and liability positions of derivative financial instruments.
(d)	Primarily invested in large capitalization equities.
(e)	Primarily invested in a mix of equities and bonds based on target retirement year.
(f)	Primarily invested in large capitalization equities. Assets categorized as Level 2 reflect investments in mutual funds traded in inactive markets.
(g)	Primarily invested in mid capitalization equities. Assets categorized as Level 2 reflect investments in mutual funds traded in inactive markets.
(h)	Primarily invested in small capitalization equities.

CBS 401(k) PLAN

NOTES TO FINANCIAL STATEMENTS (Continued)

(Tabular dollars in thousands)

At December 31, 2009	Level 1	Level 2	Level 3	Total
Fixed income fund:
Money market funds (a)	$—	$65,541	$—	$65,541
Guaranteed investment contracts	—	—	44,970	44,970
Assets held under synthetic guaranteed investment contracts:
Cash and cash equivalents, including net receivables	13,752	2,303	—	16,055
Money market funds (a)	—	39,970	—	39,970
Common collective funds (b)	—	534,899	—	534,899
U.S. Treasury securities	277,436	—	—	277,436
Government related securities	—	248,858	—	248,858
Corporate bonds	—	390,201	—	390,201
Mortgage-backed and asset-backed securities	—	237,134	—	237,134
Futures (c)	1,081	—	—	1,081
Options (c)	—	(1,878)	—	(1,878)
Swaps (c)	—	587	—	587
Wrapper value	—	—	4,477	4,477
Common collective funds:
S&P 500 index fund (d)	—	469,994	—	469,994
Target date retirement funds (e)	—	199,976	—	199,976
Emerging markets equity fund	—	104,703	—	104,703
Bond index fund	—	93,111	—	93,111
International equity fund	—	86,582	—	86,582
Separately managed accounts:
Wellington Growth Portfolio (f)	105,666	999	—	106,665
Dodge & Cox Value Equity Fund (f)	85,784	3,496	—	89,280
Mellon Capital Mid Cap Stock Fund (g)	59,034	565	—	59,599
Common stock:
CBS Corp. Common Stock	171,001	—	—	171,001
Other Common Stock	13,968	—	—	13,968
Registered investment companies (h)	76,089	—	—	76,089
Money market funds (a)	—	9,213	—	9,213
Other	799	—	—	799
Total	$804,610	$2,486,254	$49,447	$3,340,311

(a)   Primarily invested in U.S. government securities and U.S. government agency securities.

(b)   Primarily invested in mortgage-backed and U.S. government fixed income securities.

(c)   See Note 6 for asset and liability positions of derivative financial instruments.

(d)   Primarily invested in large capitalization equities.

(e)   Primarily invested in a mix of equities and bonds based on target retirement year.

(f)    Primarily invested in large capitalization equities.  Assets categorized as Level 2 reflect investments in mutual funds traded in inactive markets.

(g)   Primarily invested in mid capitalization equities.  Assets categorized as Level 2 reflect investments in mutual funds traded in inactive markets.

(h)   Primarily invested in small capitalization equities.

CBS 401(k) PLAN

NOTES TO FINANCIAL STATEMENTS (Continued)

(Tabular dollars in thousands)

The table below sets forth a summary of changes in the fair value of the Plan’s Level 3 assets at December 31, 2010.

	Guaranteed Investment Contracts	Wrapper Value
At January 1, 2010	$44,970	$4,477
Actual return on investments:
Related to investments held at end of year	2,461	897
Purchases, sales, issuances and settlements, net	(13,225)	—
At December 31, 2010	$34,206	$5,374

NOTE 6 - FINANCIAL INSTRUMENTS

As part of their investment strategy, the managers of the fixed income fund, which invests in synthetic guaranteed investment contracts, may use derivative financial instruments for various purposes including, managing exposure to sector risk or movements in interest rates, extending the duration of the life of the investment portfolio and as a substitute for cash securities. The derivative instruments typically used are interest rate swaps, futures and options.  There is exposure to credit loss in the event of nonperformance by counterparties to derivative transactions.  The Plan’s investment managers continually monitor the Plan’s positions with, and credit quality of, the financial institutions which are counterparties to its derivative instruments. Nonperformance by any of the counterparties is not anticipated.

The notional amount of outstanding swap contracts was $72 million at December 31, 2010 and $51 million at December 31, 2009.  The notional amount of outstanding futures contracts was $37 million at December 31, 2010 and $25 million at December 31, 2009.

CBS 401(k) PLAN

NOTES TO FINANCIAL STATEMENTS (Continued)

(Tabular dollars in thousands)

The fair value of derivative financial instruments recorded on the Statements of Net Assets Available for Benefits at December 31, 2010 and 2009 was as follows:

	At December 31,		Statement of Net Assets
	2010	2009	Available for Benefits Account

Asset position:
Interest rate futures	$213	$1,509	Investments, at fair value
Interest rate options	$908	$531	Investments, at fair value
Interest rate swaps	$525	$895	Investments, at fair value

Liability position:
Interest rate futures	$(22)	$(428)	Investments, at fair value
Interest rate options	$(2,309)	$(2,409)	Investments, at fair value
Interest rate swaps	$(756)	$(308)	Investments, at fair value

Gains and losses recognized on derivative financial instruments were as follows:

Twelve Months Ended December 31, 2010

Interest rate futures	$(450)
Interest rate options	$1,738
Interest rate swaps	$1,099

The gains and losses recognized on derivative instruments are reflected in the fair value of the synthetic guaranteed investment contracts, which is used in determining the interest earned on these contracts.

NOTE 7 - INCOME TAX STATUS

The Internal Revenue Service (“IRS”) issued a favorable determination letter dated May 20, 2003, that the Plan continues to satisfy the requirements of Section 401(a) of the Code and that the trust thereunder is exempt from federal income taxes under the provisions of Section 501(a) of the Code.  The Plan has been amended since receiving the determination letter, was restated effective January 1, 2008 and the restated Plan has subsequently been amended.  On February 2, 2009, the restated Plan was submitted to the IRS for routine periodic review and to obtain an updated determination letter.  The Plan administrator believes that the Plan is designed and is currently being operated in compliance with the applicable provisions of the Code.  As a result, there are no uncertain tax positions taken or expected to be taken that require recognition of an asset or liability or disclosure in the financial statements.  The Plan is subject to routine audits by taxing jurisdictions; however, there are currently no audits in progress.  The Plan administrator believes it is no longer subject to income tax examinations for years prior to 2007.

CBS 401(k) PLAN

NOTES TO FINANCIAL STATEMENTS (Continued)

(Tabular dollars in thousands)

NOTE 8 — TERMINATION PRIORITIES

Although the Company anticipates that the Plan will continue indefinitely, it reserves the right, by action of its Board, or delegates thereof, to amend or terminate the Plan provided that such action does not retroactively reduce earned participant benefits.  In the event of termination of the Plan, participants become fully vested.  Upon termination, the Plan provides that the net assets of the Plan would be distributed to participants based on their respective account balances.

NOTE 9 - RECONCILIATION OF FINANCIAL STATEMENTS TO FORM 5500

The following is a reconciliation of net assets available for benefits per the financial statements to the Form 5500:

	At December 31,
	2010	2009
Net assets available for benefits per the financial statements	$3,520,368	$3,294,599
Amounts allocated to withdrawing participants	(901)	(452)
Adjustment from contract value to fair value for fully benefit-responsive investment contracts	108,092	80,212
Net assets available for benefits per the Form 5500	$3,627,559	$3,374,359

The following is a reconciliation of the net increase in net assets available for benefits as reflected in the financial statements to the Form 5500:

Year Ended December 31, 2010
Net increase in net assets available for benefits per the financial statements	$225,769
Less: Amounts allocated to withdrawing participants at December 31, 2010	(901)
Add: Amounts allocated to withdrawing participants at December 31, 2009	452
Add: Adjustment from contract value to fair value for fully benefit- responsive investment contracts at December 31, 2010	108,092
Less: Adjustment from contract value to fair value for fully benefit- responsive investment contracts at December 31, 2009	(80,212)
Net increase in net assets available for benefits per the Form 5500	$253,200

Amounts allocated to withdrawing participants are recorded on the Form 5500 for benefit claims that have been processed and approved for payment prior to December 31, 2010, but were not paid as of that date.

SCHEDULE H, line 4a

CBS 401 (k) PLAN

SCHEDULE OF DELINQUENT PARTICIPANT CONTRIBUTIONS

For the year ended December 31, 2010

(Dollars in thousands)

Participant Contributions Transferred Late to Plan	Total That Constitute Nonexempt Prohibited Transactions			Total Fully Corrected Under Voluntary Fiduciary Correction Program (VFCP) and Prohibited Transaction Exemption 2002-51
Check Here

If Late Participant Loan Repayments Are Included ☐	Contributions Not Corrected	Contributions Corrected Outside National Family Caregiver Program	Contributions Pending Correction in VFCP
$7	-	-	$2	$5

SCHEDULE H, line 4i

CBS 401 (k) PLAN

SCHEDULE OF ASSETS (HELD AT END OF YEAR)

December 31, 2010

(Dollars in thousands)

		Identity of issuer, borrower, lessor or similar party	Maturity and Interest Rates	Cost (5)	Current Value	Wrapper Value

		Self Directed Accounts			$27,939	$-

		Corporate Common Stock
*		CBS Corporation Class A Common Stock			501	-
*		CBS Corporation Class B Common Stock			253,836	-

		Total Corporate Common Stock			254,337	-

		Mutual Funds
		DFA U.S. Small Cap Fund			96,890	-
*		Dreyfus Government Cash Management Fund			40,934	-

		Total Mutual Funds			137,824	-

		Common Collective Funds
		BlackRock S&P 500 Index Fund			511,402	-
		Capital Guardian Emerging Markets Equity Fund			117,181	-
*		BNY Mellon Aggregate Bond Index Fund			107,638	-
		Capital Guardian International Equity Fund			93,903	-
		BlackRock LifePath 2020 Fund			84,487	-
		BlackRock LifePath 2040 Fund			58,495	-
		BlackRock LifePath Retirement Fund			39,387	-
		BlackRock LifePath 2035 Fund			14,747	-
		BlackRock LifePath 2030 Fund			12,995	-
		BlackRock LifePath 2015 Fund			8,397	-
		BlackRock LifePath 2025 Fund			8,153	-
		BlackRock LifePath 2045 Fund			6,402	-
		BlackRock LifePath 2050 Fund			6,303	-

		Total Common Collective Funds			1,069,490	-

		Separately Managed Accounts (1)
	(2)	Wellington Growth Portfolio			125,007	-
	(2)	Dodge & Cox Value Equity Fund			97,915	-
*	(2)	Mellon Capital Mid Cap Stock Fund			79,703	-

		Total Separately Managed Accounts			302,625	-

		Guaranteed Investment Contracts, at contract value
		Prudential Insurance Company of America
		G-10112-215	12/10/2013 and 5.09%		16,983	-
		Jackson National Life Insurance Company
		G-1378-4	12/2/2013 and 5.32%		15,113	-

		Total Guaranteed Investment Contracts			32,096	-

		Synthetic Guaranteed Investment Contracts, at contract value (3)
	(4)	Monumental Life Insurance Company
		MDA00930TR	evergreen and variable %		526,735	-
	(4)	JPMorgan Chase Bank
		ACBS-01	evergreen and variable %		436,185	-
	(4)	Natixis Financial Products, Inc.
		No. 1222-01	evergreen and variable %		340,435	-
	(4)	State Street Bank and Trust Company
		No. 108002	evergreen and variable %		202,112	-
	(4)	Natixis Financial Products, Inc.
		No. 1222-02	evergreen and variable %		154,154	-

		Total Synthetic Guaranteed Investment Contracts			1,659,621	-

*		Notes receivable from participants	Maturity dates through 2035 and interest rates ranging from 4.25% to 11.50%		26,991	-

		Total Assets			3,510,923	-

		Adjustment from contract value to fair value for fully benefit-responsive investment contracts			108,092	5,374

		Total Assets, at fair value			$3,619,015	$5,374

*	Identified as a party-in-interest to the Plan.

(1)	Includes $4 million of investments identified as a party-in-interest to the Plan.
(2)	Refer to Attachment A for listing of assets relating to these contracts.
(3)	Includes $637 million of investments identified as a party-in-interest to the Plan.
(4)	Refer to Attachment B for listing of assets relating to these contracts.
(5)	There are no non-participant directed investments.

Attachment A

(In thousands)

				Current
	Identity of Issuer	Description	Cost	Value
	ACCENTURE PLC IRELAND SHS CL A	COMMON STOCK		939
	COVIDIEN PLC SHS	COMMON STOCK		1,127
	INGERSOLL-RAND PUBLIC LIMITED	COMMON STOCK		1,992
	AGILENT TECHNOLOGIES INC	COMMON STOCK		974
	ALTERA CORP	COMMON STOCK		3,888
	AMERIPRISE FINANCIAL INC	COMMON STOCK		2,008
	AMETEK INC	COMMON STOCK		648
	ANADARKO PETROLEUM CORP	COMMON STOCK		1,286
	ANALOG DEVICES INC	COMMON STOCK		1,767
	APPLE INC	COMMON STOCK		6,742
	BMC SOFTWARE INC	COMMON STOCK		1,853
	BANCO SANTANDER BRASIL SA/BRAZ	COMMON STOCK		1,095
	BLACKROCK INC	COMMON STOCK		2,258
	BOEING CO/THE	COMMON STOCK		698
	BROADCOM CORP	COMMON STOCK		2,555
	CH ROBINSON WORLDWIDE INC	COMMON STOCK		615
	CATERPILLAR INC	COMMON STOCK		1,412
	CELGENE CORP	COMMON STOCK		805
	CISCO SYSTEMS INC	COMMON STOCK		1,377
	CITRIX SYSTEMS INC	COMMON STOCK		1,612
	COACH INC	COMMON STOCK		1,670
	COGNIZANT TECHNOLOGY SOLUTIONS	COMMON STOCK		1,426
	CONSOL ENERGY INC	COMMON STOCK		1,212
	CUMMINS INC	COMMON STOCK		1,809
	DOLBY LABORATORIES INC	COMMON STOCK		968
*	DREYFUS GOVT CASH MGMT FUND	MUTUAL FUND		649
	EMC CORP/MASSACHUSETTS	COMMON STOCK		3,112
	EOG RESOURCES INC	COMMON STOCK		1,452
	EATON CORP	COMMON STOCK		1,377
	EBAY INC	COMMON STOCK		2,642
	ENSCO PLC	COMMON STOCK		1,134
	FORD MOTOR CO	COMMON STOCK		2,264
	FREEPORT-MCMORAN COPPER & GOLD	COMMON STOCK		1,673
	GOLDMAN SACHS GROUP INC/THE	COMMON STOCK		2,393
	GOOGLE INC	COMMON STOCK		3,291
	GREEN MOUNTAIN COFFEE ROASTERS	COMMON STOCK		1,628
	HARLEY-DAVIDSON INC	COMMON STOCK		1,701
	HARTFORD FINANCIAL SERVICES GR	COMMON STOCK		2,076
	ILLINOIS TOOL WORKS INC	COMMON STOCK		1,564
	ITAU UNIBANCO HOLDING SA	COMMON STOCK		1,192
	JOHNSON CONTROLS INC	COMMON STOCK		2,380
	JOY GLOBAL INC	COMMON STOCK		1,630
	JUNIPER NETWORKS INC	COMMON STOCK		2,190
	LAS VEGAS SANDS CORP	COMMON STOCK		795
	LOWE’S COS INC	COMMON STOCK		1,505
	LULULEMON ATHLETICA INC	COMMON STOCK		294
	MICROSOFT CORP	COMMON STOCK		4,368
	MONSANTO CO	COMMON STOCK		1,966
	MOSAIC CO/THE	COMMON STOCK		1,863
	NATIONAL OILWELL VARCO INC	COMMON STOCK		1,282
	NETAPP INC	COMMON STOCK		2,879
	NEWS CORP	COMMON STOCK		1,614
	NIKE INC	COMMON STOCK		735
	OCCIDENTAL PETROLEUM CORP	COMMON STOCK		664
	ORACLE CORP	COMMON STOCK		4,508
	PACCAR INC	COMMON STOCK		2,576
	POLO RALPH LAUREN CORP	COMMON STOCK		1,587
	PRECISION CASTPARTS CORP	COMMON STOCK		696
	PRICELINE.COM INC	COMMON STOCK		2,010
	PROGRESSIVE CORP/THE	COMMON STOCK		383
	QUALCOMM INC	COMMON STOCK		2,535
	RIO TINTO PLC	COMMON STOCK		1,204
	ROVI CORP	COMMON STOCK		1,357
	SCHLUMBERGER LTD	COMMON STOCK		2,710
	SIEMENS AG	COMMON STOCK		1,144
	STAPLES INC	COMMON STOCK		1,180
	STARBUCKS CORP	COMMON STOCK		936
	TEVA PHARMACEUTICAL INDUSTRIES	COMMON STOCK		791
	TEXAS INSTRUMENTS INC	COMMON STOCK		1,823
	VERISIGN INC	COMMON STOCK		809
	VMWARE INC	COMMON STOCK		651
	WELLS FARGO & CO	COMMON STOCK		2,137
	WESTERN UNION CO/THE	COMMON STOCK		921
WELLINGTON GROWTH PORTFOLIO				$125,007

	AEGON NV	COMMON STOCK		472
	AMGEN INC	COMMON STOCK		2,333
	AOL INC	COMMON STOCK		356
	BAKER HUGHES INC	COMMON STOCK		2,290
*	BANK OF NEW YORK MELLON CORP/T	COMMON STOCK		2,084
	BB&T CORP	COMMON STOCK		739
	BMC SOFTWARE INC	COMMON STOCK		825
	BOSTON SCIENTIFIC CORP	COMMON STOCK		984
	CADENCE DESIGN SYSTEMS INC	COMMON STOCK		248
	CAPITAL ONE FINANCIAL CORP	COMMON STOCK		2,873
	CAREFUSION CORP	COMMON STOCK		578
	CARMAX INC	COMMON STOCK		437
	CEMEX SAB DE CV	COMMON STOCK		380
	CHARLES SCHWAB CORP/THE	COMMON STOCK		984
	CHEVRON CORP	COMMON STOCK		1,922
	COMCAST CORP	COMMON STOCK		3,638
	COMPUTER SCIENCES CORP	COMMON STOCK		942
	COMPUWARE CORP	COMMON STOCK		700
	COVIDIEN PLC SHS	COMMON STOCK		708
	CREDIT SUISSE GROUP AG	COMMON STOCK		202
	DIAGEO PLC	COMMON STOCK		446
	DIRECTV	COMMON STOCK		158
	DISH NETWORK CORP	COMMON STOCK		442
	DOMTAR CORP	COMMON STOCK		190
	DOW CHEMICAL CO/THE	COMMON STOCK		1,919
*	DREYFUS GOVT CASH MGMT FUND	MUTUAL FUND		3,071
	DUN & BRADSTREET CORP	COMMON STOCK		286
	EATON CORP	COMMON STOCK		51
	EBAY INC	COMMON STOCK		1,531
	ELECTRONIC ARTS INC	COMMON STOCK		737
	FEDEX CORP	COMMON STOCK		2,362
	GENERAL ELECTRIC CO	COMMON STOCK		3,201

Attachment A

(In thousands)

				Current
	Identity of Issuer	Description	Cost	Value
	GENWORTH FINANCIAL INC	COMMON STOCK		394
	GILEAD SCIENCES INC	COMMON STOCK		254
	GLAXOSMITHKLINE PLC	COMMON STOCK		1,961
	GOLDMAN SACHS GROUP INC/THE	COMMON STOCK		488
	HEWLETT-PACKARD CO	COMMON STOCK		3,579
	HOME DEPOT INC	COMMON STOCK		1,490
	HSBC HOLDINGS PLC	COMMON STOCK		613
	INTERPUBLIC GROUP OF COS INC/T	COMMON STOCK		584
	LEGG MASON INC	COMMON STOCK		453
	LIBERTY GLOBAL INC	COMMON STOCK		142
	LIBERTY GLOBAL INC	COMMON STOCK		254
	LIBERTY MEDIA CORP - INTERACTI	COMMON STOCK		937
	LOEWS CORP	COMMON STOCK		681
	MACY’S INC	COMMON STOCK		92
	MAXIM INTEGRATED PRODUCTS INC	COMMON STOCK		1,299
	MCGRAW-HILL COS INC/THE	COMMON STOCK		313
	MEDTRONIC INC	COMMON STOCK		464
	MERCK & CO INC	COMMON STOCK		2,620
	MOLEX INC	COMMON STOCK		472
	MOTOROLA INC	COMMON STOCK		2,494
	NEWS CORP	COMMON STOCK		2,580
	NOKIA OYJ	COMMON STOCK		289
	NOVARTIS AG	COMMON STOCK		2,181
	OCCIDENTAL PETROLEUM CORP	COMMON STOCK		2,766
	PANASONIC CORP	COMMON STOCK		1,015
	PFIZER INC	COMMON STOCK		2,364
	PITNEY BOWES INC	COMMON STOCK		605
	ROYAL DUTCH SHELL PLC	COMMON STOCK		634
	SANOFI-AVENTIS SA	COMMON STOCK		1,773
	SCHLUMBERGER LTD	COMMON STOCK		2,589
	SLM CORP	COMMON STOCK		575
	SONY CORP	COMMON STOCK		1,625
	SPRINT NEXTEL CORP	COMMON STOCK		1,151
	SUNTRUST BANKS INC	COMMON STOCK		478
	SYMANTEC CORP	COMMON STOCK		1,172
	SYNOPSYS INC	COMMON STOCK		807
	TELEFONAKTIEBOLAGET LM ERICSSO	COMMON STOCK		692
	TIME WARNER CABLE INC	COMMON STOCK		1,703
	TIME WARNER INC	COMMON STOCK		2,334
	TRAVELERS COS INC/THE	COMMON STOCK		1,114
	TYCO ELECTRONICS LTD	COMMON STOCK		920
	TYCO INTERNATIONAL LTD SHS	COMMON STOCK		895
	US BANCORP	COMMON STOCK		539
	VODAFONE GROUP PLC	COMMON STOCK		1,639
	VULCAN MATERIALS CO	COMMON STOCK		488
	WALGREEN CO	COMMON STOCK		1,130
	WAL-MART STORES INC	COMMON STOCK		944
	WELLS FARGO & CO	COMMON STOCK		3,512
	XEROX CORP	COMMON STOCK		1,728
DODGE & COX VALUE EQUITY FUND				$97,915

	ADVENT SOFTWARE INC	COMMON STOCK		556
	AEROPOSTALE INC	COMMON STOCK		322
	ALASKA AIR GROUP INC	COMMON STOCK		947
	ALBEMARLE CORP	COMMON STOCK		128
	ALEXANDER & BALDWIN INC	COMMON STOCK		292
	AMERICAN FINANCIAL GROUP INC/O	COMMON STOCK		1,137
	AMERICAN GREETINGS CORP	COMMON STOCK		428
	AMERIGROUP CORP	COMMON STOCK		79
	ANIXTER INTERNATIONAL INC	COMMON STOCK		370
	ARCH COAL INC	COMMON STOCK		610
	ASPEN INSURANCE HOLDINGS	COMMON STOCK		89
	AVX CORP	COMMON STOCK		125
	BANK OF HAWAII CORP	COMMON STOCK		585
	BE AEROSPACE INC	COMMON STOCK		104
	BIG LOTS INC	COMMON STOCK		423
	BOB EVANS FARMS INC/DE	COMMON STOCK		99
	BRINKER INTERNATIONAL INC	COMMON STOCK		589
	BROADRIDGE FINANCIAL SOLUTIONS	COMMON STOCK		450
	BRUKER CORP	COMMON STOCK		505
	CADENCE DESIGN SYSTEMS INC	COMMON STOCK		269
	CHARLES RIVER LABORATORIES INT	COMMON STOCK		121
	CHEESECAKE FACTORY INC/THE	COMMON STOCK		935
	CIMAREX ENERGY CO	COMMON STOCK		1,638
	CITY NATIONAL CORP/CA	COMMON STOCK		448
	CLECO CORP	COMMON STOCK		175
	COLLECTIVE BRANDS INC	COMMON STOCK		241
	COMMERCE BANCSHARES INC/KANSAS	COMMON STOCK		467
	COMPLETE PRODUCTION SERVICES I	COMMON STOCK		59
	COOPER COS INC/THE	COMMON STOCK		485
	COPART INC	COMMON STOCK		654
	CORN PRODUCTS INTERNATIONAL IN	COMMON STOCK		1,279
	CORRECTIONS CORP OF AMERICA	COMMON STOCK		469
	CULLEN/FROST BANKERS INC	COMMON STOCK		153
	CYTEC INDUSTRIES INC	COMMON STOCK		101
	DECKERS OUTDOOR CORP	COMMON STOCK		359
	DEL MONTE FOODS CO	COMMON STOCK		120
	DOMTAR CORP	COMMON STOCK		896
	DPL INC	COMMON STOCK		990
*	DREYFUS GOVT CASH MGMT FUND	MUTUAL FUND		950
	DST SYSTEMS INC	COMMON STOCK		430
	EATON VANCE CORP	COMMON STOCK		233
	ENDO PHARMACEUTICALS HOLDINGS	COMMON STOCK		671
	ENERGEN CORP	COMMON STOCK		1,042
	ENERGIZER HOLDINGS INC	COMMON STOCK		1,363
	EVEREST RE GROUP INC COM	COMMON STOCK		755
	EXCO RESOURCES INC	COMMON STOCK		136
	FACTSET RESEARCH SYSTEMS INC	COMMON STOCK		1,313
	FAIRCHILD SEMICONDUCTOR INTERN	COMMON STOCK		1,447
	FIRST HORIZON NATIONAL CORP	COMMON STOCK		35
	FOREST OIL CORP	COMMON STOCK		186
	FOSSIL INC	COMMON STOCK		402
	FULTON FINANCIAL CORP	COMMON STOCK		185
	GANNETT CO INC	COMMON STOCK		151
	GARDNER DENVER INC	COMMON STOCK		330
	GARTNER INC	COMMON STOCK		66
	GRACO INC	COMMON STOCK		63

Attachment A

(In thousands)

				Current
	Identity of Issuer	Description	Cost	Value
	GREAT PLAINS ENERGY INC	COMMON STOCK		541
	H&R BLOCK INC	COMMON STOCK		136
	HARRIS CORP	COMMON STOCK		59
	HCC INSURANCE HOLDINGS INC	COMMON STOCK		266
	HEALTH NET INC	COMMON STOCK		1,111
	HIGHWOODS PROPERTIES INC	COMMON STOCK		162
	HOLOGIC INC	COMMON STOCK		454
	HORMEL FOODS CORP	COMMON STOCK		292
	HOSPITALITY PROPERTIES TRUST	COMMON STOCK		1,083
	IAC/INTERACTIVECORP	COMMON STOCK		250
	IDEXX LABORATORIES INC	COMMON STOCK		498
	INTERNATIONAL BANCSHARES CORP	COMMON STOCK		385
	ITT EDUCATIONAL SERVICES INC	COMMON STOCK		446
	J CREW GROUP INC	COMMON STOCK		798
	JONES LANG LASALLE INC	COMMON STOCK		881
	JOY GLOBAL INC	COMMON STOCK		1,527
	KANSAS CITY SOUTHERN	COMMON STOCK		1,043
	KBR INC	COMMON STOCK		88
	KENNAMETAL INC	COMMON STOCK		801
	KINETIC CONCEPTS INC	COMMON STOCK		356
	LAM RESEARCH CORP	COMMON STOCK		663
	LANCASTER COLONY CORP	COMMON STOCK		240
	LENDER PROCESSING SERVICES INC	COMMON STOCK		623
	LEXMARK INTERNATIONAL INC	COMMON STOCK		623
	LIBERTY PROPERTY TRUST	COMMON STOCK		124
	LIFEPOINT HOSPITALS INC	COMMON STOCK		77
	LINCARE HOLDINGS INC	COMMON STOCK		313
	LUBRIZOL CORP	COMMON STOCK		1,507
	MACERICH CO/THE	COMMON STOCK		249
	MACK-CALI REALTY CORP	COMMON STOCK		879
	MEDICIS PHARMACEUTICAL CORP	COMMON STOCK		437
	METTLER-TOLEDO INTERNATIONAL I	COMMON STOCK		257
	MFA FINANCIAL INC	COMMON STOCK		259
	MICROS SYSTEMS INC	COMMON STOCK		702
	MINERALS TECHNOLOGIES INC	COMMON STOCK		811
	NEWALLIANCE BANCSHARES INC	COMMON STOCK		255
	NEWFIELD EXPLORATION CO	COMMON STOCK		397
	NOVELLUS SYSTEMS INC	COMMON STOCK		107
	OCEANEERING INTERNATIONAL INC	COMMON STOCK		957
	OGE ENERGY CORP	COMMON STOCK		537
	OIL STATES INTERNATIONAL INC	COMMON STOCK		135
	OSHKOSH CORP	COMMON STOCK		1,230
	OWENS CORNING	COMMON STOCK		682
	PETSMART INC	COMMON STOCK		724
	PLANTRONICS INC	COMMON STOCK		1,117
	POTLATCH CORP	COMMON STOCK		247
	PROSPERITY BANCSHARES INC	COMMON STOCK		310
	QUESTAR CORP	COMMON STOCK		717
	RAYONIER INC	COMMON STOCK		1,103
	REGAL-BELOIT CORP	COMMON STOCK		1,021
	REINSURANCE GROUP OF AMERICA I	COMMON STOCK		575
	RELIANCE STEEL & ALUMINUM CO	COMMON STOCK		439
	RESMED INC	COMMON STOCK		87
	RF MICRO DEVICES INC	COMMON STOCK		363
	ROCK-TENN CO	COMMON STOCK		92
	ROSS STORES INC	COMMON STOCK		76
	ROVI CORP	COMMON STOCK		279
	SCHOLASTIC CORP	COMMON STOCK		449
	SCOTTS MIRACLE-GRO CO/THE	COMMON STOCK		858
	SEACOR HOLDINGS INC	COMMON STOCK		192
	SEALED AIR CORP	COMMON STOCK		117
	SEI INVESTMENTS CO	COMMON STOCK		1,230
	SERVICE CORP INTERNATIONAL/US	COMMON STOCK		45
	SIGNET JEWELERS LIMITED SHS	COMMON STOCK		243
	SIRONA DENTAL SYSTEMS INC	COMMON STOCK		238
	SL GREEN REALTY CORP	COMMON STOCK		844
	SOTHEBY’S	COMMON STOCK		1,260
	SOUTHERN UNION CO	COMMON STOCK		768
	SRA INTERNATIONAL INC	COMMON STOCK		327
	STANCORP FINANCIAL GROUP INC	COMMON STOCK		749
	STERIS CORP	COMMON STOCK		853
	SVB FINANCIAL GROUP	COMMON STOCK		594
	SYNOPSYS INC	COMMON STOCK		274
	TECH DATA CORP	COMMON STOCK		889
	TECHNE CORP	COMMON STOCK		801
	TELEPHONE & DATA SYSTEMS INC	COMMON STOCK		950
	TELLABS INC	COMMON STOCK		88
	TEMPLE-INLAND INC	COMMON STOCK		36
	TERADYNE INC	COMMON STOCK		201
	TIMBERLAND CO/THE	COMMON STOCK		332
	TIMKEN CO	COMMON STOCK		1,532
	TITANIUM METALS CORP	COMMON STOCK		323
	TORO CO/THE	COMMON STOCK		586
	TRANSATLANTIC HOLDINGS INC	COMMON STOCK		114
	UNITED THERAPEUTICS CORP	COMMON STOCK		171
	UNITRIN INC	COMMON STOCK		115
	URS CORP	COMMON STOCK		387
	VALASSIS COMMUNICATIONS INC	COMMON STOCK		201
	VERIFONE SYSTEMS INC	COMMON STOCK		1,045
	VISHAY INTERTECHNOLOGY INC	COMMON STOCK		1,010
	WADDELL & REED FINANCIAL INC	COMMON STOCK		293
	WARNACO GROUP INC/THE	COMMON STOCK		1,030
	WEINGARTEN REALTY INVESTORS	COMMON STOCK		228
	WESTAR ENERGY INC	COMMON STOCK		559
	WGL HOLDINGS INC	COMMON STOCK		537
	WILLIAMS-SONOMA INC	COMMON STOCK		1,253
	WOODWARD GOVERNOR CO	COMMON STOCK		135
*	MELLON CAPITAL MID CAP STOCK FUND			$79,703

*     Identified as a party-in-interest to the Plan.

Attachment B

(in thousands)

Security Name	Maturity and Interest Rate	Description	Market Value

ABBEY NATIONAL TREASURY SERVIC	3.875% 11/10/2014 DD 11/10/09	CORPORATE DEBT INSTRUMENTS	$976
ABBOTT LABORATORIES	5.600% 05/15/2011 DD 05/12/06	CORPORATE DEBT INSTRUMENTS	306
ABU DHABI NATL ENERGY MTN 144A	5.620% 10/25/2012 DD 10/25/07	CORPORATE DEBT INSTRUMENTS	1,099
ACCESS GROUP INC 1 A	VAR RT 10/27/2025 DD 08/05/08	CORPORATE DEBT INSTRUMENTS	1,117
ACHMEA HYPOTHEEKBANK NV	3.200% 11/03/2014 DD 11/03/09	CORPORATE DEBT INSTRUMENTS	1,769
ACHMEA HYPOTHEEKBANK NV	3.200% 11/03/2014 DD 11/03/09	CORPORATE DEBT INSTRUMENTS	2,070
ADJUSTABLE RATE MORTGAGE 5 2A1	VAR RT 04/25/2035 DD 12/01/04	CORPORATE DEBT INSTRUMENTS	23
AEP TEXAS CENTRAL TRANSIT A A4	5.170% 01/01/2018 DD 10/11/06	CORPORATE DEBT INSTRUMENTS	1,397
ALLEGHANY CORP	5.625% 09/15/2020 DD 09/20/10	CORPORATE DEBT INSTRUMENTS	684
ALLY AUTO RECEIVABLES TRU 5 A2	1.000% 03/15/2013 DD 12/10/10	CORPORATE DEBT INSTRUMENTS	2,210
ALLY FINANCIAL INC	1.750% 10/30/2012 DD 10/30/09	U. S. GOVERNMENT SECURITIES	4,071
ALLYA 2009-A A2	1.320% 06/15/2011 DD 09/11/09	CORPORATE DEBT INSTRUMENTS	732
ALTRIA GROUP INC	9.700% 11/10/2018 DD 11/10/08	CORPORATE DEBT INSTRUMENTS	561
AMCAR 2010-1 A2	0.980% 01/15/2013 DD 02/12/10	CORPORATE DEBT INSTRUMENTS	1,004
AMERICAN EXPRESS BANK FSB	5.500% 04/16/2013 DD 04/16/08	CORPORATE DEBT INSTRUMENTS	3,772
AMERICAN EXPRESS CO	7.000% 03/19/2018 DD 03/19/08	CORPORATE DEBT INSTRUMENTS	932
AMERICAN EXPRESS CREDIT CORP	2.750% 09/15/2015 DD 09/13/10	CORPORATE DEBT INSTRUMENTS	197
AMERICAN EXPRESS CREDIT CORP	2.750% 09/15/2015 DD 09/13/10	CORPORATE DEBT INSTRUMENTS	1,348
AMERICAN EXPRESS CREDIT CORP	5.875% 05/02/2013 DD 06/02/08	CORPORATE DEBT INSTRUMENTS	870
AMERICAN EXPRESS TRAVEL RELATE	5.250% 11/21/2011 DD 11/21/06	CORPORATE DEBT INSTRUMENTS	929
AMERICAN INTERNATIONAL GROUP I	5.050% 10/01/2015 DD 04/01/06	CORPORATE DEBT INSTRUMENTS	616
AMERICAN INTERNATIONAL GROUP I	5.450% 05/18/2017 DD 05/18/07	CORPORATE DEBT INSTRUMENTS	203
AMERICAN INTERNATIONAL GROUP I	8.250% 08/15/2018 DD 02/15/09	CORPORATE DEBT INSTRUMENTS	2,304
AMERICAN INTL GROUP	6.400% 12/15/2020 DD 12/03/10	CORPORATE DEBT INSTRUMENTS	157
AMERICAN TRANSMISSION SYSTEMS	5.250% 01/15/2022 DD 12/15/09	CORPORATE DEBT INSTRUMENTS	359
ANADARKO PETROLEUM CORP	5.750% 06/15/2014 DD 06/12/09	CORPORATE DEBT INSTRUMENTS	134
ANADARKO PETROLEUM CORP	5.950% 09/15/2016 DD 09/19/06	CORPORATE DEBT INSTRUMENTS	430
ANADARKO PETROLEUM CORP	6.375% 09/15/2017 DD 08/12/10	CORPORATE DEBT INSTRUMENTS	267
ANADARKO PETROLEUM CORP	7.625% 03/15/2014 DD 03/05/09	CORPORATE DEBT INSTRUMENTS	168
ANGLO AMERICAN CAPITAL PLC	9.375% 04/08/2014 DD 04/08/09	CORPORATE DEBT INSTRUMENTS	289
ANHEUSER-BUSCH INBEV WORLDWIDE	4.125% 01/15/2015 DD 10/16/09	CORPORATE DEBT INSTRUMENTS	1,422
ANHEUSER-BUSCH INBEV WORLDWIDE	5.375% 01/15/2020 DD 10/16/09	CORPORATE DEBT INSTRUMENTS	260
ANZ NATIONAL INTERNATIONAL LTD	6.200% 07/19/2013 DD 07/16/08	CORPORATE DEBT INSTRUMENTS	699
APACHE CORP	6.000% 09/15/2013 DD 10/01/08	CORPORATE DEBT INSTRUMENTS	1,291
APPALACHIAN POWER CO	5.650% 08/15/2012 DD 08/17/07	CORPORATE DEBT INSTRUMENTS	853
ARCELORMITTAL	5.375% 06/01/2013 DD 05/27/08	CORPORATE DEBT INSTRUMENTS	1,488
ARIZONA PUBLIC SERVICE CO	8.750% 03/01/2019 DD 02/26/09	CORPORATE DEBT INSTRUMENTS	783
ARKLE 2010-1A 2A	VAR RT 05/17/2060 DD 05/10/10	CORPORATE DEBT INSTRUMENTS	1,720
ARKLE MASTER ISSUE 2A 1A1 144A	VAR RT 05/17/2060 DD 10/21/10	CORPORATE DEBT INSTRUMENTS	1,298
AT&T CORP	7.300% 11/15/2011 DD 05/15/02	CORPORATE DEBT INSTRUMENTS	634
AT&T INC	2.500% 08/15/2015 DD 07/30/10	CORPORATE DEBT INSTRUMENTS	1,066
AT&T INC	4.950% 01/15/2013 DD 12/06/07	CORPORATE DEBT INSTRUMENTS	1,072
AT&T INC	5.875% 02/01/2012 DD 02/01/02	CORPORATE DEBT INSTRUMENTS	32
AXIS SPECIALTY FINANCE LLC	5.875% 06/01/2020 DD 03/23/10	CORPORATE DEBT INSTRUMENTS	649
BAAT 2009-1A A3	2.670% 07/15/2013 DD 07/14/09	CORPORATE DEBT INSTRUMENTS	1,548
BANC OF AMERICA COMMERC PB2 A4	6.186% 06/11/2035 DD 05/01/02	CORPORATE DEBT INSTRUMENTS	1,143
BANC OF AMERICA COMMERCIA 3 A4	5.889% 07/10/2044 DD 08/01/06	CORPORATE DEBT INSTRUMENTS	790
BANC OF AMERICA COMMERCIA 4 A4	5.634% 07/10/2046 DD 08/01/06	CORPORATE DEBT INSTRUMENTS	1,609
BANC OF AMERICA COMMERCIA 5 A4	5.414% 09/10/2016 DD 10/01/06	CORPORATE DEBT INSTRUMENTS	1,047
BANC OF AMERICA COMMERCIA 6 A4	VAR RT 09/10/2047 DD 12/01/05	CORPORATE DEBT INSTRUMENTS	2,685
BANC OF AMERICA MORTGAGE G 1A3	VAR RT 07/20/2032 DD 06/01/02	CORPORATE DEBT INSTRUMENTS	13
BANK OF AMERICA CORP	4.500% 04/01/2015 DD 03/11/10	CORPORATE DEBT INSTRUMENTS	2,947
BANK OF AMERICA CORP	5.375% 09/11/2012 DD 09/11/07	CORPORATE DEBT INSTRUMENTS	1,365
BANK OF AMERICA CORP	5.625% 07/01/2020 DD 06/22/10	CORPORATE DEBT INSTRUMENTS	841
BANK OF AMERICA CORP	5.650% 05/01/2018 DD 05/02/08	CORPORATE DEBT INSTRUMENTS	5,620
BANK OF AMERICA CORP	5.750% 12/01/2017 DD 12/04/07	CORPORATE DEBT INSTRUMENTS	286
BANK OF AMERICA CORP	7.375% 05/15/2014 DD 05/13/09	CORPORATE DEBT INSTRUMENTS	1,095
BANK OF NOVA SCOTIA	1.450% 07/26/2013 DD 07/26/10	CORPORATE DEBT INSTRUMENTS	3,000
BANK OF NOVA SCOTIA	1.650% 10/29/2015 DD 10/29/10	CORPORATE DEBT INSTRUMENTS	2,963
BARCLAYS BANK PLC	5.200% 07/10/2014 DD 07/10/09	CORPORATE DEBT INSTRUMENTS	1,253
BAT INTERNATIONAL FINANCE PLC	9.500% 11/15/2018 DD 11/21/08	CORPORATE DEBT INSTRUMENTS	395
BB&T CORPORATION	3.850% 07/27/2012 DD 07/27/09	CORPORATE DEBT INSTRUMENTS	1,248
BEAR STEARNS ADJUSTABLE 1 21A1	VAR RT 04/25/2034 DD 02/01/04	CORPORATE DEBT INSTRUMENTS	45
BEAR STEARNS ADJUSTABLE 11 1A2	VAR RT 01/25/2033 DD 12/01/02	CORPORATE DEBT INSTRUMENTS	11
BEAR STEARNS ADJUSTABLE R 5 2A	VAR RT 07/25/2034 DD 06/01/04	CORPORATE DEBT INSTRUMENTS	535
BEAR STEARNS ADJUSTABLE R 5 A2	VAR RT 08/25/2035 DD 07/01/05	CORPORATE DEBT INSTRUMENTS	947
BEAR STEARNS ALT-A TRUS 4 23A2	VAR RT 05/25/2035 DD 04/01/05	CORPORATE DEBT INSTRUMENTS	302
BEAR STEARNS COMMERCIA PW10 AM	VAR RT 12/11/2040 DD 12/01/05	CORPORATE DEBT INSTRUMENTS	343
BEAR STEARNS COS LLC/THE	5.350% 02/01/2012 DD 01/25/07	CORPORATE DEBT INSTRUMENTS	942
BEAR STEARNS COS LLC/THE	5.500% 08/15/2011 DD 08/17/06	CORPORATE DEBT INSTRUMENTS	335
BEAR STEARNS COS LLC/THE	6.950% 08/10/2012 DD 08/10/07	CORPORATE DEBT INSTRUMENTS	916
BEAR STEARNS COS LLC/THE	7.250% 02/01/2018 DD 02/01/08	CORPORATE DEBT INSTRUMENTS	326
BEAR STEARNS COS LLC/THE	7.250% 02/01/2018 DD 02/01/08	CORPORATE DEBT INSTRUMENTS	836
BNP PARIBAS	3.250% 03/11/2015 DD 03/11/10	CORPORATE DEBT INSTRUMENTS	945
BNP PARIBAS SUB NT TIER 1 144A	VAR RT 06/29/2049 DD 06/25/07	CORPORATE DEBT INSTRUMENTS	1,146
BP CAPITAL MARKETS PLC	3.125% 03/10/2012 DD 03/10/09	CORPORATE DEBT INSTRUMENTS	1,135
BP CAPITAL MARKETS PLC	3.125% 10/01/2015 DD 10/01/10	CORPORATE DEBT INSTRUMENTS	1,039
BP CAPITAL MARKETS PLC	3.125% 10/01/2015 DD 10/01/10	CORPORATE DEBT INSTRUMENTS	1,849
BP CAPITAL MARKETS PLC	3.875% 03/10/2015 DD 03/10/09	CORPORATE DEBT INSTRUMENTS	387
BP CAPITAL MARKETS PLC	4.500% 10/01/2020 DD 10/01/10	CORPORATE DEBT INSTRUMENTS	424
BP CAPITAL MARKETS PLC	5.250% 11/07/2013 DD 11/07/08	CORPORATE DEBT INSTRUMENTS	433
BPCE SA	2.375% 10/04/2013 DD 10/06/10	CORPORATE DEBT INSTRUMENTS	1,495
BRAZOS HIGHER EDUCATION 3 A14	VAR RT 09/25/2023 DD 11/22/05	CORPORATE DEBT INSTRUMENTS	327
BRAZOS HIGHER EDUCATION A I A2	VAR RT 06/27/2022 DD 10/27/04	CORPORATE DEBT INSTRUMENTS	1,161
BRFKREDIT AS	2.050% 04/15/2013 DD 04/15/10	CORPORATE DEBT INSTRUMENTS	1,988
BRFKREDIT AS	2.050% 04/15/2013 DD 04/15/10	CORPORATE DEBT INSTRUMENTS	2,847
CAISSE CENTRALE DESJARDINS DU	2.650% 09/16/2015 DD 09/16/10	CORPORATE DEBT INSTRUMENTS	1,082
CALIFORNIA ST	3.950% 11/01/2015 DD 12/01/10	OTHER INVESTMENTS	329
CALIFORNIA ST	5.000% 06/01/2037 DD 06/01/07	OTHER INVESTMENTS	90
CALIFORNIA ST	5.000% 11/01/2032 DD 11/01/07	OTHER INVESTMENTS	1,287
CALIFORNIA ST	6.200% 03/01/2019 DD 04/01/10	OTHER INVESTMENTS	800
CALIFORNIA ST	6.200% 10/01/2019 DD 10/15/09	OTHER INVESTMENTS	253
CALIFORNIA ST	6.650% 03/01/2022 DD 04/01/10	OTHER INVESTMENTS	686
CALIFORNIA ST	7.300% 10/01/2039 DD 10/15/09	OTHER INVESTMENTS	50
CALIFORNIA ST	7.500% 04/01/2034 DD 04/28/09	OTHER INVESTMENTS	414
CALIFORNIA ST	7.550% 04/01/2039 DD 04/28/09	OTHER INVESTMENTS	996
CALIFORNIA ST	7.550% 04/01/2039 DD 04/28/09	OTHER INVESTMENTS	933
CALIFORNIA ST	7.625% 03/01/2040 DD 04/01/10	OTHER INVESTMENTS	391
CANADA MORTGAGE & HOUSING CORP	5.000% 09/01/2011 DD 09/14/06	OTHER INVESTMENTS	2,677

Attachment B

(in thousands)

Security Name	Maturity and Interest Rate	Description	Market Value

CANADIAN IMPERIAL BANK OF COMM	2.000% 02/04/2013 DD 02/03/10	CORPORATE DEBT INSTRUMENTS	1,221
CANADIAN IMPERIAL BANK OF COMM	2.600% 07/02/2015 DD 07/02/10	CORPORATE DEBT INSTRUMENTS	503
CANADIAN NATURAL RESOURCES LTD	5.150% 02/01/2013 DD 01/17/08	CORPORATE DEBT INSTRUMENTS	1,239
CANADIAN NATURAL RESOURCES LTD	5.150% 02/01/2013 DD 01/17/08	CORPORATE DEBT INSTRUMENTS	1,293
CANADIAN NATURAL RESOURCES LTD	5.700% 05/15/2017 DD 03/19/07	CORPORATE DEBT INSTRUMENTS	205
CAPITAL ONE FINANCIAL CORP	5.700% 09/15/2011 DD 09/12/06	CORPORATE DEBT INSTRUMENTS	1,548
CARRINGTON MORTGAGE LOA NC5 A1	VAR RT 01/25/2037 DD 12/19/06	CORPORATE DEBT INSTRUMENTS	295
CASH HELD AT MERRILL LYNCH		INTEREST-BEARING CASH	14
CATERPILLAR FINANCIAL SERVICES	2.750% 06/24/2015 DD 06/24/10	CORPORATE DEBT INSTRUMENTS	624
CDP FINANCIAL INC	4.400% 11/25/2019 DD 11/25/09	CORPORATE DEBT INSTRUMENTS	1,916
CELLCO PARTNERSHIP / VERIZON W	8.500% 11/15/2018 DD 05/15/09	CORPORATE DEBT INSTRUMENTS	589
CENOVUS ENERGY INC	6.750% 11/15/2039 DD 05/15/10	CORPORATE DEBT INSTRUMENTS	268
CENTERPOINT ENERGY HOUSTON ELE	5.700% 03/15/2013 DD 09/15/03	CORPORATE DEBT INSTRUMENTS	1,085
CHASE MORTGAGE FINANCE A1 2A1	VAR RT 02/25/2037 DD 02/01/07	CORPORATE DEBT INSTRUMENTS	818
CHASE MORTGAGE FINANCE A1 7A1	VAR RT 02/25/2037 DD 02/01/07	CORPORATE DEBT INSTRUMENTS	369
CHICAGO ILL O HARE INTL ARPT R	5.000% 01/01/2033 DD 12/22/05	OTHER INVESTMENTS	447
CHICAGO ILL TRANSIT AUTH TRANS	6.899% 12/01/2040 DD 08/06/08	OTHER INVESTMENTS	1,486
CHICAGO ILL TRANSIT AUTH TRANS	6.899% 12/01/2040 DD 08/06/08	OTHER INVESTMENTS	1,486
CIE DE FINANCEMENT FONCIER	2.125% 04/22/2013 DD 04/22/10	CORPORATE DEBT INSTRUMENTS	1,477
CIE DE FINANCEMENT FONCIER	2.125% 04/22/2013 DD 04/22/10	CORPORATE DEBT INSTRUMENTS	605
CIT MTG LN 07 1 CL 2-A1 144A	VAR RT 10/25/2037 DD 09/28/07	CORPORATE DEBT INSTRUMENTS	235
CIT MTG LN 07 1 CL 2-A2 144A	VAR RT 10/25/2037 DD 09/28/07	CORPORATE DEBT INSTRUMENTS	249
CITIBANK INC	4.587% 12/15/2015 DD 12/15/10	CORPORATE DEBT INSTRUMENTS	1,433
CITIGROUP FUNDING INC	1.875% 11/15/2012 DD 10/06/09	U. S. GOVERNMENT SECURITIES	1,734
CITIGROUP FUNDING INC	2.250% 12/10/2012 DD 08/06/09	U. S. GOVERNMENT SECURITIES	4,629
CITIGROUP INC	4.750% 05/19/2015 DD 05/19/10	CORPORATE DEBT INSTRUMENTS	681
CITIGROUP INC	5.000% 09/15/2014 DD 09/16/04	CORPORATE DEBT INSTRUMENTS	698
CITIGROUP INC	5.375% 08/09/2020 DD 08/09/10	CORPORATE DEBT INSTRUMENTS	649
CITIGROUP INC	5.375% 08/09/2020 DD 08/09/10	CORPORATE DEBT INSTRUMENTS	571
CITIGROUP INC	5.500% 04/11/2013 DD 04/11/08	CORPORATE DEBT INSTRUMENTS	2,130
CITIGROUP INC	5.850% 07/02/2013 DD 06/28/06	CORPORATE DEBT INSTRUMENTS	243
CITIGROUP INC	6.125% 11/21/2017 DD 11/21/07	CORPORATE DEBT INSTRUMENTS	1,753
CITIGROUP INC	6.375% 08/12/2014 DD 08/12/09	CORPORATE DEBT INSTRUMENTS	304
CITIGROUP INC	6.375% 08/12/2014 DD 08/12/09	CORPORATE DEBT INSTRUMENTS	332
CITIGROUP INC	VAR RT 08/13/2013 DD 08/13/10	CORPORATE DEBT INSTRUMENTS	610
CITIGROUP/DEUTSCHE BANK CD4 A4	5.322% 12/11/2049 DD 03/01/07	CORPORATE DEBT INSTRUMENTS	89
COMCAST CABLE COMMUNICATIONS H	8.375% 03/15/2013 DD 11/18/02	CORPORATE DEBT INSTRUMENTS	421
COMCAST CABLE COMMUNICATIONS H	8.375% 03/15/2013 DD 11/18/02	CORPORATE DEBT INSTRUMENTS	853
COMCAST CABLE COMMUNICATIONS L	6.750% 01/30/2011 DD 01/16/01	CORPORATE DEBT INSTRUMENTS	246
COMCAST CABLE HOLDINGS LLC	7.875% 08/01/2013 DD 08/03/93	CORPORATE DEBT INSTRUMENTS	29
COMCAST CORP	5.300% 01/15/2014 DD 05/15/03	CORPORATE DEBT INSTRUMENTS	1,089
COMCAST CORP	5.900% 03/15/2016 DD 03/02/06	CORPORATE DEBT INSTRUMENTS	336
COMCAST CORP	6.400% 03/01/2040 DD 03/01/10	CORPORATE DEBT INSTRUMENTS	310
COMMIT TO PUR FHLMC GOLD SFM	4.000% 01/01/2041 DD 01/01/11	U. S. GOVERNMENT SECURITIES	39,706
COMMIT TO PUR FHLMC GOLD SFM	4.500% 01/01/2041 DD 01/01/11	U. S. GOVERNMENT SECURITIES	7,173
COMMIT TO PUR FHLMC GOLD SFM	5.000% 01/01/2041 DD 01/01/11	U. S. GOVERNMENT SECURITIES	3,146
COMMIT TO PUR FHLMC GOLD SFM	5.000% 01/01/2041 DD 01/01/11	U. S. GOVERNMENT SECURITIES	2,307
COMMIT TO PUR FHLMC GOLD SFM	5.500% 01/01/2041 DD 01/01/11	U. S. GOVERNMENT SECURITIES	6,394
COMMIT TO PUR FHLMC GOLD SFM	6.000% 01/01/2041 DD 01/01/11	U. S. GOVERNMENT SECURITIES	108
COMMIT TO PUR FNMA SF MTG	3.000% 01/01/2026 DD 01/01/11	U. S. GOVERNMENT SECURITIES	979
COMMIT TO PUR FNMA SF MTG	3.500% 01/01/2026 DD 01/01/11	U. S. GOVERNMENT SECURITIES	9,062
COMMIT TO PUR FNMA SF MTG	4.000% 01/01/2025 DD 01/01/10	U. S. GOVERNMENT SECURITIES	4,119
COMMIT TO PUR FNMA SF MTG	4.000% 01/01/2025 DD 01/01/10	U. S. GOVERNMENT SECURITIES	6,179
COMMIT TO PUR FNMA SF MTG	4.000% 01/01/2041 DD 01/01/11	U. S. GOVERNMENT SECURITIES	28,946
COMMIT TO PUR FNMA SF MTG	4.500% 01/01/2041 DD 01/01/11	U. S. GOVERNMENT SECURITIES	1,026
COMMIT TO PUR FNMA SF MTG	4.500% 01/01/2041 DD 01/01/11	U. S. GOVERNMENT SECURITIES	17,962
COMMIT TO PUR FNMA SF MTG	5.000% 01/01/2025 DD 01/01/10	U. S. GOVERNMENT SECURITIES	3,183
COMMIT TO PUR FNMA SF MTG	5.000% 01/01/2041 DD 01/01/11	U. S. GOVERNMENT SECURITIES	5,256
COMMIT TO PUR FNMA SF MTG	5.000% 01/01/2041 DD 01/01/11	U. S. GOVERNMENT SECURITIES	9,882
COMMIT TO PUR FNMA SF MTG	5.500% 01/01/2026 DD 01/01/11	U. S. GOVERNMENT SECURITIES	860
COMMIT TO PUR FNMA SF MTG	5.500% 01/01/2041 DD 01/01/11	U. S. GOVERNMENT SECURITIES	7,703
COMMIT TO PUR FNMA SF MTG	6.000% 01/01/2041 DD 01/01/11	U. S. GOVERNMENT SECURITIES	7,608
COMMIT TO PUR FNMA SF MTG	6.000% 01/01/2041 DD 01/01/11	U. S. GOVERNMENT SECURITIES	5,978
COMMIT TO PUR FNMA SFM	3.000% 02/01/2026 DD 02/01/11	U. S. GOVERNMENT SECURITIES	9,761
COMMIT TO PUR FNMA SFM	3.500% 02/01/2026 DD 02/01/11	U. S. GOVERNMENT SECURITIES	8,033
COMMIT TO PUR GNMA II JUMBOS	5.000% 01/20/2040 DD 01/01/10	U. S. GOVERNMENT SECURITIES	2,126
COMMIT TO PUR GNMA II JUMBOS	5.500% 01/20/2041 DD 01/01/11	U. S. GOVERNMENT SECURITIES	861
COMMIT TO PUR GNMA SF MTG	4.500% 01/15/2041 DD 01/01/11	U. S. GOVERNMENT SECURITIES	3,114
COMMIT TO PUR GNMA SF MTG	6.500% 01/15/2041 DD 01/01/11	U. S. GOVERNMENT SECURITIES	3,042
COMMONWEALTH BANK OF AUSTRALIA	2.400% 01/12/2012 DD 01/15/09	CORPORATE DEBT INSTRUMENTS	1,525
CONNECTICUT ST HEALTH & EDL	5.000% 07/01/2042 DD 10/04/07	OTHER INVESTMENTS	304
CONSTELLATION ENERGY GROUP INC	4.550% 06/15/2015 DD 06/13/03	CORPORATE DEBT INSTRUMENTS	986
COUNCIL OF EUROPE	2.750% 02/10/2015 DD 02/10/10	CORPORATE DEBT INSTRUMENTS	1,321
COUNTRYWIDE ASSET-BACKED 1 2A1	VAR RT 07/25/2037 DD 02/09/07	CORPORATE DEBT INSTRUMENTS	430
COUNTRYWIDE HOME LOAN HYB6 A2	VAR RT 11/20/2034 DD 09/01/04	CORPORATE DEBT INSTRUMENTS	37
COX COMMUNICATIONS INC	5.450% 12/15/2014 DD 12/15/04	CORPORATE DEBT INSTRUMENTS	495
COX COMMUNICATIONS INC	8.375% 03/01/2039 DD 02/20/09	CORPORATE DEBT INSTRUMENTS	259
CREDIT SUISSE AG	5.400% 01/14/2020 DD 01/14/10	CORPORATE DEBT INSTRUMENTS	306
CREDIT SUISSE AG	5.400% 01/14/2020 DD 01/14/10	CORPORATE DEBT INSTRUMENTS	689
CREDIT SUISSE FB 02 P1 A 144A	VAR RT 03/25/2032 DD 03/01/02	CORPORATE DEBT INSTRUMENTS	66
CREDIT SUISSE FIRST BO CKN2 A3	6.133% 04/15/2037 DD 05/01/02	CORPORATE DEBT INSTRUMENTS	917
CREDIT SUISSE FIRST BO CKS4 A2	5.183% 11/15/2036 DD 10/01/02	CORPORATE DEBT INSTRUMENTS	1,069
CREDIT SUISSE FIRST BO CPN1 A2	4.597% 03/15/2035 DD 03/01/03	CORPORATE DEBT INSTRUMENTS	629
CREDIT SUISSE FIRST BOS CK3 A4	6.530% 06/15/2034 DD 06/01/01	CORPORATE DEBT INSTRUMENTS	426
CREDIT SUISSE MORTGAGE C C3 AM	VAR RT 06/15/2038 DD 06/01/06	CORPORATE DEBT INSTRUMENTS	168
CREDIT SUISSE/NEW YORK NY	4.375% 08/05/2020 DD 08/05/10	CORPORATE DEBT INSTRUMENTS	638
CREDIT SUISSE/NEW YORK NY	5.000% 05/15/2013 DD 05/06/08	CORPORATE DEBT INSTRUMENTS	926
CREDIT SUISSE/NEW YORK NY	5.000% 05/15/2013 DD 05/06/08	CORPORATE DEBT INSTRUMENTS	1,668
CREDIT SUISSE/NEW YORK NY	5.500% 05/01/2014 DD 05/04/09	CORPORATE DEBT INSTRUMENTS	702
CROWN CASTLE TOWERS LLC	6.113% 01/15/2020 DD 01/15/10	CORPORATE DEBT INSTRUMENTS	1,216
CVS CAREMARK CORP	5.750% 08/15/2011 DD 08/15/06	CORPORATE DEBT INSTRUMENTS	2,062
DAIMLER FINANCE NORTH AMERICA	5.750% 09/08/2011 DD 09/08/06	CORPORATE DEBT INSTRUMENTS	775
DAIMLER FINANCE NORTH AMERICA	6.500% 11/15/2013 DD 11/06/03	CORPORATE DEBT INSTRUMENTS	2,264
DAIMLER FINANCE NORTH AMERICA	6.500% 11/15/2013 DD 11/06/03	CORPORATE DEBT INSTRUMENTS	28
DANSKE BANK A/S	2.500% 05/10/2012 DD 06/30/09	CORPORATE DEBT INSTRUMENTS	2,151
DCP MIDSTREAM LLC	9.750% 03/15/2019 DD 02/24/09	CORPORATE DEBT INSTRUMENTS	588
DEUTSCHE ALT-A SECURITI OA1 A1	VAR RT 02/25/2047 DD 12/29/06	CORPORATE DEBT INSTRUMENTS	121
DEUTSCHE TELEKOM INTERNATIONAL	5.875% 08/20/2013 DD 08/18/08	CORPORATE DEBT INSTRUMENTS	1,267
DEXIA CREDIT LOCAL SA	2.750% 01/10/2014 DD 01/12/10	CORPORATE DEBT INSTRUMENTS	2,823

Attachment B

(in thousands)

	Security Name	Maturity and Interest Rate	Description	Market Value

	DEXIA CREDIT LOCAL SA	2.750% 04/29/2014 DD 04/29/10	CORPORATE DEBT INSTRUMENTS	1,420
	DEXIA CREDIT LOCAL/NEW YORK NY	2.000% 03/05/2013 DD 03/05/10	CORPORATE DEBT INSTRUMENTS	402
	DEXIA CREDIT LOCAL/NEW YORK NY	2.000% 03/05/2013 DD 03/05/10	CORPORATE DEBT INSTRUMENTS	2,645
	DIRECTV HOLDINGS LLC	3.550% 03/15/2015 DD 03/11/10	CORPORATE DEBT INSTRUMENTS	1,311
	DIRECTV HOLDINGS LLC / DIRECTV	3.125% 02/15/2016 DD 08/17/10	CORPORATE DEBT INSTRUMENTS	1,110
	DNB NOR BOLIGKREDIT AS 144A	2.100% 10/14/2015 DD 10/14/10	CORPORATE DEBT INSTRUMENTS	1,236
	DOMINION RESOURCES INC/VA	6.400% 06/15/2018 DD 06/17/08	CORPORATE DEBT INSTRUMENTS	640
	DOW CHEMICAL CO/THE	4.250% 11/15/2020 DD 11/09/10	CORPORATE DEBT INSTRUMENTS	793
	DOW CHEMICAL CO/THE	6.000% 10/01/2012 DD 08/29/02	CORPORATE DEBT INSTRUMENTS	824
	DOW CHEMICAL CO/THE	7.600% 05/15/2014 DD 05/13/09	CORPORATE DEBT INSTRUMENTS	894
	DPL INC	6.875% 09/01/2011 DD 08/31/01	CORPORATE DEBT INSTRUMENTS	2,678
*	DREYFUS GOVT CASH MGMT FUND	VAR RT 12/31/2075 DD 06/03/97	REGISTERED INVESTMENT COMPANIES	4,252
*	DREYFUS GOVT CASH MGMT FUND	VAR RT 12/31/2075 DD 06/03/97	REGISTERED INVESTMENT COMPANIES	84,917
*	DREYFUS GOVT CASH MGMT FUND	VAR RT 12/31/2075 DD 06/03/97	REGISTERED INVESTMENT COMPANIES	543
*	DREYFUS GOVT CASH MGMT FUND	VAR RT 12/31/2075 DD 06/03/97	REGISTERED INVESTMENT COMPANIES	63,296
	DUKE ENERGY CAROLINAS LLC	5.250% 01/15/2018 DD 01/10/08	CORPORATE DEBT INSTRUMENTS	304
*	EB CIS ASSET-BACKED SEC INDEX	FUND	COMMON/COLLECTIVE TRUST	1,490
*	EB CIS CMBS BOND INDEX FUND		COMMON/COLLECTIVE TRUST	13,523
*	EB CIS MORTGAGE-BACKED SEC	INDEX FUND	COMMON/COLLECTIVE TRUST	177,817
*	EB CIS NON-SL INT GOVT/ CR	INDEX FUND	COMMON/COLLECTIVE TRUST	290,698
	EDISON INTERNATIONAL	3.750% 09/15/2017 DD 09/17/10	CORPORATE DEBT INSTRUMENTS	546
	EDP FIN B V AMSTERDAM NT 144A	5.375% 11/02/2012 DD 11/02/07	CORPORATE DEBT INSTRUMENTS	481
	EDUCATION FUNDING CAPITAL 1 A2	VAR RT 12/15/2022 DD 05/12/04	CORPORATE DEBT INSTRUMENTS	502
	EDUCATION FUNDING CAPITAL 3 A3	VAR RT 03/16/2020 DD 10/31/03	CORPORATE DEBT INSTRUMENTS	724
	EKSPORTFINANA A S USD GBL NT	5.500% 05/25/2016 DD 05/25/06	CORPORATE DEBT INSTRUMENTS	929
	EKSPORTFINANS ASA	2.000% 09/15/2015 DD 09/15/10	CORPORATE DEBT INSTRUMENTS	1,445
	EKSPORTFINANS ASA	5.500% 06/26/2017 DD 06/26/07	CORPORATE DEBT INSTRUMENTS	1,027
	EL PASO CORP	7.800% 08/01/2031 DD 07/30/01	CORPORATE DEBT INSTRUMENTS	995
	ENBRIDGE ENERGY PARTNERS LP	5.875% 12/15/2016 DD 12/21/06	CORPORATE DEBT INSTRUMENTS	445
	ENDURANCE SPECIALTY HOLDINGS L	6.150% 10/15/2015 DD 10/17/05	CORPORATE DEBT INSTRUMENTS	262
	ENEL FINANCE INTERNATIONAL SA	5.125% 10/07/2019 DD 10/07/09	CORPORATE DEBT INSTRUMENTS	446
	ENERGY TRANSFER PARTNERS LP	5.950% 02/01/2015 DD 01/18/05	CORPORATE DEBT INSTRUMENTS	576
	ENTERGY ARKANSAS INC	5.400% 08/01/2013 DD 07/17/08	CORPORATE DEBT INSTRUMENTS	1,199
	ENTERPRISE PRODUCTS OPERATING	6.500% 01/31/2019 DD 04/03/08	CORPORATE DEBT INSTRUMENTS	908
	EXPORT-IMPORT BANK OF KOREA	5.500% 10/17/2012 DD 10/17/07	OTHER INVESTMENTS	1,694
	FEDERAL AGRICULTURAL MO 1008 1	VAR RT 01/25/2012 DD 03/01/97	U. S. GOVERNMENT SECURITIES	821
	FEDERAL AGRICULTURAL MO 2002 1	VAR RT 04/25/2011	U. S. GOVERNMENT SECURITIES	197
	FEDERAL FARM CR BK CONS BD	1.375% 06/25/2013 DD 05/25/10	U. S. GOVERNMENT SECURITIES	6,671
	FEDERAL FARM CR BK CONS BD	5.050% 11/06/2017 DD 08/06/08	U. S. GOVERNMENT SECURITIES	562
	FEDERAL HOME LN BK CONS BD	3.375% 06/24/2011 DD 05/27/08	U. S. GOVERNMENT SECURITIES	7,098
	FEDERAL HOME LN BK CONS BD	3.625% 05/29/2013 DD 04/18/08	U. S. GOVERNMENT SECURITIES	12,149
	FEDERAL HOME LN BK CONS BD	4.875% 12/14/2012 DD 11/03/05	U. S. GOVERNMENT SECURITIES	1,619
	FEDERAL HOME LN BK CONS BD	5.000% 03/14/2014 DD 02/08/07	U. S. GOVERNMENT SECURITIES	7,804
	FEDERAL HOME LN BK CONS BD	5.250% 06/18/2014 DD 05/27/04	U. S. GOVERNMENT SECURITIES	2,724
	FEDERAL HOME LN BK CONS BD	5.310% 12/28/2012 DD 12/28/05	U. S. GOVERNMENT SECURITIES	4,364
	FEDERAL HOME LN BK CONS BD	5.500% 08/13/2014 DD 06/22/07	U. S. GOVERNMENT SECURITIES	1,602
	FEDERAL HOME LN BK CONS BD	5.625% 06/13/2016 DD 06/13/06	U. S. GOVERNMENT SECURITIES	1,283
	FEDERAL HOME LN MTG CORP	1.625% 04/15/2013 DD 03/04/10	U. S. GOVERNMENT SECURITIES	1,598
	FEDERAL HOME LN MTG CORP	2.125% 03/23/2012 DD 02/19/09	U. S. GOVERNMENT SECURITIES	1,173
	FEDERAL HOME LN MTG CORP	2.500% 04/23/2014 DD 04/24/09	U. S. GOVERNMENT SECURITIES	13,469
	FEDERAL HOME LN MTG CORP	4.125% 09/27/2013 DD 08/20/08	U. S. GOVERNMENT SECURITIES	7,477
	FEDERAL HOME LN MTG CORP	5.000% 02/16/2017 DD 01/16/07	U. S. GOVERNMENT SECURITIES	1,711
	FEDERAL NATL MTG ASSN	1.000% 09/23/2013 DD 08/06/10	U. S. GOVERNMENT SECURITIES	3,095
	FEDERAL NATL MTG ASSN	2.625% 11/20/2014 DD 10/26/09	U. S. GOVERNMENT SECURITIES	3,322
	FEDERAL NATL MTG ASSN	2.750% 03/13/2014 DD 03/13/09	U. S. GOVERNMENT SECURITIES	7,003
	FEDERAL NATL MTG ASSN	3.000% 09/16/2014 DD 08/14/09	U. S. GOVERNMENT SECURITIES	5,477
	FEDERAL NATL MTG ASSN	3.375% 05/19/2011 DD 05/19/08	U. S. GOVERNMENT SECURITIES	7,895
	FEDERAL NATL MTG ASSN	3.625% 08/15/2011 DD 08/15/08	U. S. GOVERNMENT SECURITIES	6,784
	FEDERAL NATL MTG ASSN	4.625% 10/15/2014 DD 09/17/04	U. S. GOVERNMENT SECURITIES	7,786
	FHA GMAC PROJ #56 221-D4	7.430% 11/01/2022 DD 09/01/82	U. S. GOVERNMENT SECURITIES	128
	FHA INSD P/T MTG 98TH GMAC	6.919% 09/01/2019 DD 08/01/83	U. S. GOVERNMENT SECURITIES	17
	FHA INSD PROJ 16TH REILLY MTG	7.000% 04/10/2027 DD 07/01/98	U. S. GOVERNMENT SECURITIES	27
	FHA PROJ 221 CL D4 REILLY	7.430% 05/01/2022	U. S. GOVERNMENT SECURITIES	35
	FHA PROJ MTG POOL# 04 REILLY	7.430% 07/01/2022 DD 07/01/82	U. S. GOVERNMENT SECURITIES	31
	FHLMC POOL #1B-1580	VAR RT 03/01/2034 DD 03/01/04	U. S. GOVERNMENT SECURITIES	339
	FHLMC POOL #1H-2524	VAR RT 08/01/2035 DD 09/01/05	U. S. GOVERNMENT SECURITIES	748
	FHLMC POOL #1J-1018	VAR RT 04/01/2038 DD 03/01/08	U. S. GOVERNMENT SECURITIES	827
	FHLMC POOL #1K-1233	VAR RT 05/01/2036 DD 05/01/06	U. S. GOVERNMENT SECURITIES	407
	FHLMC POOL #78-2935	VAR RT 12/01/2034 DD 12/01/04	U. S. GOVERNMENT SECURITIES	567
	FHLMC POOL #84-5355	VAR RT 05/01/2023 DD 05/01/93	U. S. GOVERNMENT SECURITIES	33
	FHLMC POOL #A1-6199	7.000% 04/01/2031 DD 11/01/03	U. S. GOVERNMENT SECURITIES	80
	FHLMC POOL #A4-1947	5.500% 01/01/2036 DD 01/01/06	U. S. GOVERNMENT SECURITIES	190
	FHLMC POOL #A4-3129	5.500% 02/01/2036 DD 02/01/06	U. S. GOVERNMENT SECURITIES	1
	FHLMC POOL #A6-5456	6.000% 09/01/2037 DD 09/01/07	U. S. GOVERNMENT SECURITIES	13
	FHLMC POOL #A6-5457	6.000% 09/01/2037 DD 09/01/07	U. S. GOVERNMENT SECURITIES	59
	FHLMC POOL #A6-5580	6.000% 09/01/2037 DD 09/01/07	U. S. GOVERNMENT SECURITIES	32
	FHLMC POOL #A6-5581	6.000% 09/01/2037 DD 09/01/07	U. S. GOVERNMENT SECURITIES	57
	FHLMC POOL #A6-5582	6.000% 09/01/2037 DD 09/01/07	U. S. GOVERNMENT SECURITIES	28
	FHLMC POOL #A6-5583	6.000% 09/01/2037 DD 09/01/07	U. S. GOVERNMENT SECURITIES	40
	FHLMC POOL #A6-5954	6.000% 09/01/2037 DD 09/01/07	U. S. GOVERNMENT SECURITIES	36
	FHLMC POOL #A6-5958	6.000% 09/01/2037 DD 09/01/07	U. S. GOVERNMENT SECURITIES	32
	FHLMC POOL #A6-5968	6.000% 09/01/2037 DD 09/01/07	U. S. GOVERNMENT SECURITIES	25
	FHLMC POOL #A6-5969	6.000% 09/01/2037 DD 09/01/07	U. S. GOVERNMENT SECURITIES	23
	FHLMC POOL #A6-5991	6.000% 10/01/2037 DD 09/01/07	U. S. GOVERNMENT SECURITIES	29
	FHLMC POOL #A6-7877	6.000% 04/01/2037 DD 06/01/07	U. S. GOVERNMENT SECURITIES	16
	FHLMC POOL #A7-2610	6.000% 02/01/2038 DD 02/01/08	U. S. GOVERNMENT SECURITIES	65
	FHLMC POOL #A7-2617	6.000% 02/01/2038 DD 02/01/08	U. S. GOVERNMENT SECURITIES	70
	FHLMC POOL #A7-3274	6.000% 02/01/2038 DD 02/01/08	U. S. GOVERNMENT SECURITIES	43
	FHLMC POOL #A7-5427	6.000% 03/01/2038 DD 03/01/08	U. S. GOVERNMENT SECURITIES	30
	FHLMC POOL #A7-9211	6.000% 07/01/2038 DD 06/01/08	U. S. GOVERNMENT SECURITIES	62
	FHLMC POOL #A8-0687	6.000% 08/01/2038 DD 08/01/08	U. S. GOVERNMENT SECURITIES	41
	FHLMC POOL #A8-2377	6.000% 10/01/2038 DD 10/01/08	U. S. GOVERNMENT SECURITIES	29
	FHLMC POOL #A8-2395	6.000% 10/01/2038 DD 10/01/08	U. S. GOVERNMENT SECURITIES	74
	FHLMC POOL #A8-2706	6.000% 10/01/2038 DD 10/01/08	U. S. GOVERNMENT SECURITIES	52
	FHLMC POOL #A8-2776	6.000% 01/01/2039 DD 01/01/09	U. S. GOVERNMENT SECURITIES	8
	FHLMC POOL #A8-3006	6.000% 11/01/2038 DD 11/01/08	U. S. GOVERNMENT SECURITIES	53
	FHLMC POOL #A8-3321	5.500% 11/01/2038 DD 12/01/08	U. S. GOVERNMENT SECURITIES	235
	FHLMC POOL #A8-3928	6.000% 01/01/2039 DD 12/01/08	U. S. GOVERNMENT SECURITIES	26
	FHLMC POOL #A8-3935	6.000% 01/01/2039 DD 12/01/08	U. S. GOVERNMENT SECURITIES	31

Attachment B

(in thousands)

Security Name	Maturity and Interest Rate	Description	Market Value

FHLMC POOL #A8-4083	6.000% 01/01/2039 DD 01/01/09	U. S. GOVERNMENT SECURITIES	19
FHLMC POOL #A8-4100	6.000% 01/01/2039 DD 01/01/09	U. S. GOVERNMENT SECURITIES	10
FHLMC POOL #A8-4146	6.000% 01/01/2039 DD 01/01/09	U. S. GOVERNMENT SECURITIES	10
FHLMC POOL #A8-7587	5.500% 07/01/2039 DD 07/01/09	U. S. GOVERNMENT SECURITIES	407
FHLMC POOL #A8-8593	4.500% 09/01/2039 DD 09/01/09	U. S. GOVERNMENT SECURITIES	71
FHLMC POOL #A8-9327	4.500% 10/01/2039 DD 10/01/09	U. S. GOVERNMENT SECURITIES	96
FHLMC POOL #A8-9699	4.500% 11/01/2039 DD 11/01/09	U. S. GOVERNMENT SECURITIES	744
FHLMC POOL #B1-0184	5.500% 10/01/2018 DD 10/01/03	U. S. GOVERNMENT SECURITIES	26
FHLMC POOL #C0-2964	6.000% 07/01/2037 DD 07/01/07	U. S. GOVERNMENT SECURITIES	2
FHLMC POOL #C0-3404	4.500% 09/01/2039 DD 09/01/09	U. S. GOVERNMENT SECURITIES	1,890
FHLMC POOL #C0-3412	4.500% 10/01/2039 DD 10/01/09	U. S. GOVERNMENT SECURITIES	282
FHLMC POOL #C4-5817	7.500% 12/01/2030 DD 12/01/00	U. S. GOVERNMENT SECURITIES	54
FHLMC POOL #C6-8269	7.000% 06/01/2032 DD 06/01/02	U. S. GOVERNMENT SECURITIES	155
FHLMC POOL #C6-9013	7.000% 07/01/2032 DD 07/01/02	U. S. GOVERNMENT SECURITIES	189
FHLMC POOL #E0-0894	8.500% 06/01/2015 DD 06/01/00	U. S. GOVERNMENT SECURITIES	16
FHLMC POOL #E0-0912	8.500% 08/01/2015 DD 08/01/00	U. S. GOVERNMENT SECURITIES	2
FHLMC POOL #E0-0935	8.500% 10/01/2015 DD 10/01/00	U. S. GOVERNMENT SECURITIES	30
FHLMC POOL #E0-1157	6.000% 06/01/2017 DD 06/01/02	U. S. GOVERNMENT SECURITIES	38
FHLMC POOL #E7-0797	5.500% 06/01/2013 DD 06/01/98	U. S. GOVERNMENT SECURITIES	52
FHLMC POOL #E7-6730	6.000% 05/01/2014 DD 05/01/99	U. S. GOVERNMENT SECURITIES	21
FHLMC POOL #E7-7099	6.000% 05/01/2014 DD 05/01/99	U. S. GOVERNMENT SECURITIES	8
FHLMC POOL #E7-8829	6.000% 10/01/2014 DD 10/01/99	U. S. GOVERNMENT SECURITIES	21
FHLMC POOL #E8-1255	8.500% 08/01/2015 DD 08/01/00	U. S. GOVERNMENT SECURITIES	35
FHLMC POOL #E9-0288	6.000% 06/01/2017 DD 06/01/02	U. S. GOVERNMENT SECURITIES	33
FHLMC POOL #E9-9739	5.000% 08/01/2018 DD 09/01/03	U. S. GOVERNMENT SECURITIES	20
FHLMC POOL #E9-9763	4.500% 09/01/2018 DD 09/01/03	U. S. GOVERNMENT SECURITIES	9
FHLMC POOL #E9-9764	4.500% 09/01/2018 DD 09/01/03	U. S. GOVERNMENT SECURITIES	10
FHLMC POOL #G0-1981	5.000% 12/01/2035 DD 12/01/05	U. S. GOVERNMENT SECURITIES	88
FHLMC POOL #G0-3143	6.000% 07/01/2037 DD 07/01/07	U. S. GOVERNMENT SECURITIES	3
FHLMC POOL #G0-3150	5.500% 08/01/2037 DD 07/01/07	U. S. GOVERNMENT SECURITIES	5,735
FHLMC POOL #G0-3609	5.500% 10/01/2037 DD 11/01/07	U. S. GOVERNMENT SECURITIES	5,611
FHLMC POOL #G0-3812	5.500% 02/01/2038 DD 01/01/08	U. S. GOVERNMENT SECURITIES	498
FHLMC POOL #G0-4594	5.500% 01/01/2036 DD 08/01/08	U. S. GOVERNMENT SECURITIES	38
FHLMC POOL #G0-4778	6.000% 07/01/2038 DD 10/01/08	U. S. GOVERNMENT SECURITIES	443
FHLMC POOL #G0-4781	6.000% 07/01/2038 DD 10/01/08	U. S. GOVERNMENT SECURITIES	368
FHLMC POOL #G0-4814	5.500% 10/01/2038 DD 10/01/08	U. S. GOVERNMENT SECURITIES	994
FHLMC POOL #G0-5124	6.000% 12/01/2038 DD 12/01/08	U. S. GOVERNMENT SECURITIES	206
FHLMC POOL #G0-5163	5.500% 02/01/2039 DD 01/01/09	U. S. GOVERNMENT SECURITIES	327
FHLMC POOL #G0-5267	5.500% 12/01/2038 DD 02/01/09	U. S. GOVERNMENT SECURITIES	1,488
FHLMC POOL #G0-6021	5.500% 01/01/2040 DD 10/01/10	U. S. GOVERNMENT SECURITIES	990
FHLMC POOL #G1-0817	6.000% 06/01/2013 DD 06/01/98	U. S. GOVERNMENT SECURITIES	3
FHLMC POOL #G1-0855	6.000% 12/01/2013 DD 11/01/98	U. S. GOVERNMENT SECURITIES	8
FHLMC POOL #G1-1409	6.000% 05/01/2017 DD 06/01/03	U. S. GOVERNMENT SECURITIES	35
FHLMC POOL #J1-0391	4.500% 07/01/2024 DD 07/01/09	U. S. GOVERNMENT SECURITIES	42
FHLMC POOL #J1-0877	4.500% 10/01/2024 DD 09/01/09	U. S. GOVERNMENT SECURITIES	24
FHLMC POOL #J1-1216	4.500% 11/01/2024 DD 11/01/09	U. S. GOVERNMENT SECURITIES	43
FHLMC POOL #J1-1236	4.500% 11/01/2024 DD 11/01/09	U. S. GOVERNMENT SECURITIES	139
FHLMC POOL #J1-1244	4.500% 11/01/2024 DD 11/01/09	U. S. GOVERNMENT SECURITIES	30
FHLMC POOL #J1-1246	4.500% 12/01/2024 DD 11/01/09	U. S. GOVERNMENT SECURITIES	54
FHLMC POOL #J1-1251	4.500% 11/01/2024 DD 11/01/09	U. S. GOVERNMENT SECURITIES	51
FHLMC POOL #P6-0084	6.000% 03/01/2016 DD 01/01/03	U. S. GOVERNMENT SECURITIES	90
FHLMC MULTICLASS CTFS 2890 KC	4.500% 02/15/2019 DD 11/01/04	U. S. GOVERNMENT SECURITIES	1,050
FHLMC MULTICLASS MTG	6.250% 12/15/2028 DD 12/01/98	U. S. GOVERNMENT SECURITIES	1,256
FHLMC MULTICLASS MTG 2395 FT	VAR RT 12/15/2031 DD 12/15/01	U. S. GOVERNMENT SECURITIES	42
FHLMC MULTICLASS MTG T-61 1A1	VAR RT 07/25/2044 DD 06/01/04	U. S. GOVERNMENT SECURITIES	1,022
FIFTH THIRD BANCORP	6.250% 05/01/2013 DD 04/30/08	CORPORATE DEBT INSTRUMENTS	1,084
FIFTH THIRD BANK/OHIO	VAR RT 05/17/2013 DD 05/17/06	CORPORATE DEBT INSTRUMENTS	697
FIH ERHVERVSBANK A/S	1.750% 12/06/2012 DD 12/09/09	CORPORATE DEBT INSTRUMENTS	1,829
FIRST HORIZON ASSET SE AR6 2A1	VAR RT 12/25/2034 DD 10/01/04	CORPORATE DEBT INSTRUMENTS	23
FIRST REPUBLIC MORTGAGE FRB1 A	VAR RT 08/15/2032 DD 09/05/02	CORPORATE DEBT INSTRUMENTS	254
FIRST UNION NATIONAL BAN C2 A2	6.663% 01/12/2043 DD 06/01/01	CORPORATE DEBT INSTRUMENTS	293
FIRST UNION NATIONAL BAN C4 A2	6.223% 12/12/2033 DD 12/01/01	CORPORATE DEBT INSTRUMENTS	1,295
FIRSTENERGY SOLUTIONS CORP	4.800% 02/15/2015 DD 08/07/09	CORPORATE DEBT INSTRUMENTS	1,029
FNMA POOL #0253683	7.500% 01/01/2031 DD 01/01/01	U. S. GOVERNMENT SECURITIES	81
FNMA POOL #0254548	5.500% 12/01/2032 DD 11/01/02	U. S. GOVERNMENT SECURITIES	3,248
FNMA POOL #0254914	4.500% 09/01/2013 DD 08/01/03	U. S. GOVERNMENT SECURITIES	164
FNMA POOL #0254987	5.000% 12/01/2018 DD 11/01/03	U. S. GOVERNMENT SECURITIES	36
FNMA POOL #0254989	4.500% 11/01/2013 DD 10/01/03	U. S. GOVERNMENT SECURITIES	49
FNMA POOL #0255291	4.500% 06/01/2014 DD 05/01/04	U. S. GOVERNMENT SECURITIES	100
FNMA POOL #0256532	5.000% 12/01/2016 DD 11/01/06	U. S. GOVERNMENT SECURITIES	28
FNMA POOL #0256588	5.000% 12/01/2016 DD 12/01/06	U. S. GOVERNMENT SECURITIES	40
FNMA POOL #0256605	5.000% 02/01/2017 DD 01/01/07	U. S. GOVERNMENT SECURITIES	12
FNMA POOL #0256681	5.000% 04/01/2017 DD 03/01/07	U. S. GOVERNMENT SECURITIES	97
FNMA POOL #0256718	5.000% 05/01/2017 DD 04/01/07	U. S. GOVERNMENT SECURITIES	33
FNMA POOL #0256755	5.000% 06/01/2017 DD 05/01/07	U. S. GOVERNMENT SECURITIES	135
FNMA POOL #0257041	5.500% 01/01/2038 DD 12/01/07	U. S. GOVERNMENT SECURITIES	1,208
FNMA POOL #0257072	5.500% 02/01/2038 DD 01/01/08	U. S. GOVERNMENT SECURITIES	999
FNMA POOL #0313467	5.500% 11/01/2011 DD 03/01/97	U. S. GOVERNMENT SECURITIES	14
FNMA POOL #0340901	6.000% 03/01/2014 DD 03/01/96	U. S. GOVERNMENT SECURITIES	208
FNMA POOL #0357850	5.500% 07/01/2035 DD 07/01/05	U. S. GOVERNMENT SECURITIES	26
FNMA POOL #0420218	7.000% 03/01/2013 DD 03/01/98	U. S. GOVERNMENT SECURITIES	1
FNMA POOL #0555531	5.500% 06/01/2033 DD 05/01/03	U. S. GOVERNMENT SECURITIES	1,238
FNMA POOL #0555880	5.500% 11/01/2033 DD 10/01/03	U. S. GOVERNMENT SECURITIES	257
FNMA POOL #0611001	5.500% 11/01/2016 DD 11/01/01	U. S. GOVERNMENT SECURITIES	13
FNMA POOL #0685505	5.000% 05/01/2018 DD 05/01/03	U. S. GOVERNMENT SECURITIES	6
FNMA POOL #0686044	VAR RT 07/01/2033 DD 07/01/03	U. S. GOVERNMENT SECURITIES	355
FNMA POOL #0695926	5.000% 05/01/2018 DD 05/01/03	U. S. GOVERNMENT SECURITIES	37
FNMA POOL #0705709	5.000% 05/01/2018 DD 05/01/03	U. S. GOVERNMENT SECURITIES	7
FNMA POOL #0720286	5.500% 03/01/2033 DD 05/01/03	U. S. GOVERNMENT SECURITIES	43
FNMA POOL #0725206	5.500% 02/01/2034 DD 02/01/04	U. S. GOVERNMENT SECURITIES	1,121
FNMA POOL #0725424	5.500% 04/01/2034 DD 04/01/04	U. S. GOVERNMENT SECURITIES	56
FNMA POOL #0725946	5.500% 11/01/2034 DD 10/01/04	U. S. GOVERNMENT SECURITIES	841
FNMA POOL #0727181	5.000% 08/01/2033 DD 08/01/03	U. S. GOVERNMENT SECURITIES	27
FNMA POOL #0729214	VAR RT 02/01/2035 DD 02/01/05	U. S. GOVERNMENT SECURITIES	953
FNMA POOL #0734788	4.000% 09/01/2018 DD 09/01/03	U. S. GOVERNMENT SECURITIES	1,762
FNMA POOL #0735439	6.000% 09/01/2019 DD 03/01/05	U. S. GOVERNMENT SECURITIES	475
FNMA POOL #0735667	5.000% 07/01/2035 DD 06/01/05	U. S. GOVERNMENT SECURITIES	3,970
FNMA POOL #0735925	5.000% 10/01/2035 DD 09/01/05	U. S. GOVERNMENT SECURITIES	4,910
FNMA POOL #0735989	5.500% 02/01/2035 DD 10/01/05	U. S. GOVERNMENT SECURITIES	1,694

Attachment B

(in thousands)

Security Name	Maturity and Interest Rate	Description	Market Value

FNMA POOL #0743133	5.000% 10/01/2018 DD 09/01/03	U. S. GOVERNMENT SECURITIES	26
FNMA POOL #0745238	6.000% 12/01/2020 DD 12/01/05	U. S. GOVERNMENT SECURITIES	585
FNMA POOL #0750478	6.000% 12/01/2033 DD 12/01/03	U. S. GOVERNMENT SECURITIES	7
FNMA POOL #0766312	5.500% 03/01/2019 DD 02/01/04	U. S. GOVERNMENT SECURITIES	49
FNMA POOL #0775776	5.500% 05/01/2034 DD 05/01/04	U. S. GOVERNMENT SECURITIES	19
FNMA POOL #0776974	5.500% 04/01/2034 DD 04/01/04	U. S. GOVERNMENT SECURITIES	2
FNMA POOL #0777481	5.500% 06/01/2034 DD 06/01/04	U. S. GOVERNMENT SECURITIES	116
FNMA POOL #0781629	5.500% 12/01/2034 DD 12/01/04	U. S. GOVERNMENT SECURITIES	137
FNMA POOL #0791589	VAR RT 10/01/2034 DD 09/01/04	U. S. GOVERNMENT SECURITIES	406
FNMA POOL #0796100	5.500% 10/01/2034 DD 10/01/04	U. S. GOVERNMENT SECURITIES	1
FNMA POOL #0811034	5.000% 10/01/2019 DD 12/01/04	U. S. GOVERNMENT SECURITIES	137
FNMA POOL #0814887	5.000% 04/01/2035 DD 04/01/05	U. S. GOVERNMENT SECURITIES	163
FNMA POOL #0822815	5.500% 04/01/2035 DD 04/01/05	U. S. GOVERNMENT SECURITIES	30
FNMA POOL #0826453	5.500% 07/01/2035 DD 07/01/05	U. S. GOVERNMENT SECURITIES	1
FNMA POOL #0829220	5.500% 08/01/2035 DD 08/01/05	U. S. GOVERNMENT SECURITIES	2
FNMA POOL #0833375	6.000% 08/01/2035 DD 08/01/05	U. S. GOVERNMENT SECURITIES	1
FNMA POOL #0845155	5.500% 01/01/2021 DD 01/01/06	U. S. GOVERNMENT SECURITIES	196
FNMA POOL #0865854	6.000% 03/01/2036 DD 02/01/06	U. S. GOVERNMENT SECURITIES	32
FNMA POOL #0866549	6.000% 03/01/2036 DD 03/01/06	U. S. GOVERNMENT SECURITIES	1
FNMA POOL #0870539	VAR RT 03/01/2036 DD 03/01/06	U. S. GOVERNMENT SECURITIES	798
FNMA POOL #0878566	6.000% 03/01/2036 DD 03/01/06	U. S. GOVERNMENT SECURITIES	7
FNMA POOL #0880926	6.000% 05/01/2036 DD 05/01/06	U. S. GOVERNMENT SECURITIES	3
FNMA POOL #0883075	6.000% 06/01/2036 DD 06/01/06	U. S. GOVERNMENT SECURITIES	6
FNMA POOL #0888492	VAR RT 05/01/2033 DD 06/01/07	U. S. GOVERNMENT SECURITIES	112
FNMA POOL #0888511	VAR RT 12/01/2033 DD 06/01/07	U. S. GOVERNMENT SECURITIES	256
FNMA POOL #0888514	VAR RT 03/01/2035 DD 06/01/07	U. S. GOVERNMENT SECURITIES	827
FNMA POOL #0888517	VAR RT 12/01/2035 DD 06/01/07	U. S. GOVERNMENT SECURITIES	678
FNMA POOL #0888967	6.000% 12/01/2037 DD 12/01/07	U. S. GOVERNMENT SECURITIES	192
FNMA POOL #0889200	4.500% 03/01/2038 DD 02/01/08	U. S. GOVERNMENT SECURITIES	69
FNMA POOL #0889219	6.000% 03/01/2038 DD 02/01/08	U. S. GOVERNMENT SECURITIES	259
FNMA POOL #0889385	6.000% 02/01/2038 DD 04/01/08	U. S. GOVERNMENT SECURITIES	408
FNMA POOL #0889425	6.000% 03/01/2038 DD 04/01/08	U. S. GOVERNMENT SECURITIES	134
FNMA POOL #0889624	5.500% 05/01/2038 DD 05/01/08	U. S. GOVERNMENT SECURITIES	1,009
FNMA POOL #0889667	5.500% 06/01/2038 DD 06/01/08	U. S. GOVERNMENT SECURITIES	535
FNMA POOL #0889685	5.500% 07/01/2038 DD 06/01/08	U. S. GOVERNMENT SECURITIES	247
FNMA POOL #0889697	6.000% 07/01/2038 DD 06/01/08	U. S. GOVERNMENT SECURITIES	299
FNMA POOL #0889719	5.500% 07/01/2038 DD 06/01/08	U. S. GOVERNMENT SECURITIES	352
FNMA POOL #0889839	5.500% 12/01/2035 DD 08/01/08	U. S. GOVERNMENT SECURITIES	7
FNMA POOL #0889989	5.500% 04/01/2038 DD 10/01/08	U. S. GOVERNMENT SECURITIES	90
FNMA POOL #0891474	6.000% 04/01/2036 DD 04/01/06	U. S. GOVERNMENT SECURITIES	41
FNMA POOL #0899119	5.500% 04/01/2037 DD 04/01/07	U. S. GOVERNMENT SECURITIES	2
FNMA POOL #0911576	5.500% 04/01/2037 DD 04/01/07	U. S. GOVERNMENT SECURITIES	1
FNMA POOL #0911582	5.500% 04/01/2037 DD 04/01/07	U. S. GOVERNMENT SECURITIES	61
FNMA POOL #0915635	6.000% 06/01/2037 DD 06/01/07	U. S. GOVERNMENT SECURITIES	123
FNMA POOL #0918298	5.500% 05/01/2037 DD 05/01/07	U. S. GOVERNMENT SECURITIES	127
FNMA POOL #0925992	6.000% 10/01/2038 DD 10/01/08	U. S. GOVERNMENT SECURITIES	28
FNMA POOL #0928062	5.500% 02/01/2037 DD 02/01/07	U. S. GOVERNMENT SECURITIES	1
FNMA POOL #0929397	4.500% 05/01/2023 DD 05/01/08	U. S. GOVERNMENT SECURITIES	984
FNMA POOL #0929628	5.500% 06/01/2038 DD 06/01/08	U. S. GOVERNMENT SECURITIES	471
FNMA POOL #0930612	4.500% 02/01/2039 DD 02/01/09	U. S. GOVERNMENT SECURITIES	1,014
FNMA POOL #0930741	4.500% 03/01/2024 DD 03/01/09	U. S. GOVERNMENT SECURITIES	774
FNMA POOL #0930858	4.500% 04/01/2024 DD 04/01/09	U. S. GOVERNMENT SECURITIES	795
FNMA POOL #0931742	4.500% 08/01/2024 DD 08/01/09	U. S. GOVERNMENT SECURITIES	446
FNMA POOL #0931830	5.500% 08/01/2039 DD 08/01/09	U. S. GOVERNMENT SECURITIES	411
FNMA POOL #0932391	4.500% 01/01/2040 DD 12/01/09	U. S. GOVERNMENT SECURITIES	1,028
FNMA POOL #0932561	4.500% 02/01/2025 DD 01/01/10	U. S. GOVERNMENT SECURITIES	155
FNMA POOL #0932864	4.000% 12/01/2040 DD 11/01/10	U. S. GOVERNMENT SECURITIES	2,688
FNMA POOL #0933167	6.000% 11/01/2037 DD 11/01/07	U. S. GOVERNMENT SECURITIES	132
FNMA POOL #0933932	4.500% 06/01/2023 DD 05/01/08	U. S. GOVERNMENT SECURITIES	475
FNMA POOL #0934138	6.000% 10/01/2038 DD 10/01/08	U. S. GOVERNMENT SECURITIES	25
FNMA POOL #0934624	6.000% 11/01/2038 DD 10/01/08	U. S. GOVERNMENT SECURITIES	26
FNMA POOL #0935592	4.500% 08/01/2024 DD 07/01/09	U. S. GOVERNMENT SECURITIES	534
FNMA POOL #0935681	4.500% 10/01/2024 DD 10/01/09	U. S. GOVERNMENT SECURITIES	44
FNMA POOL #0935764	4.500% 11/01/2024 DD 11/01/09	U. S. GOVERNMENT SECURITIES	174
FNMA POOL #0938394	6.000% 07/01/2037 DD 06/01/07	U. S. GOVERNMENT SECURITIES	38
FNMA POOL #0938488	5.500% 05/01/2037 DD 05/01/07	U. S. GOVERNMENT SECURITIES	4
FNMA POOL #0939493	5.500% 06/01/2037 DD 06/01/07	U. S. GOVERNMENT SECURITIES	1
FNMA POOL #0943594	5.500% 07/01/2037 DD 07/01/07	U. S. GOVERNMENT SECURITIES	2,854
FNMA POOL #0948712	6.000% 08/01/2037 DD 08/01/07	U. S. GOVERNMENT SECURITIES	5,539
FNMA POOL #0950789	6.000% 10/01/2037 DD 10/01/07	U. S. GOVERNMENT SECURITIES	23
FNMA POOL #0952215	6.000% 11/01/2037 DD 10/01/07	U. S. GOVERNMENT SECURITIES	53
FNMA POOL #0952802	6.000% 10/01/2037 DD 10/01/07	U. S. GOVERNMENT SECURITIES	54
FNMA POOL #0955260	5.500% 01/01/2038 DD 01/01/08	U. S. GOVERNMENT SECURITIES	455
FNMA POOL #0960392	5.500% 12/01/2037 DD 12/01/07	U. S. GOVERNMENT SECURITIES	548
FNMA POOL #0960638	6.000% 01/01/2038 DD 12/01/07	U. S. GOVERNMENT SECURITIES	147
FNMA POOL #0962073	5.500% 03/01/2038 DD 02/01/08	U. S. GOVERNMENT SECURITIES	1,302
FNMA POOL #0962122	5.500% 03/01/2038 DD 02/01/08	U. S. GOVERNMENT SECURITIES	5
FNMA POOL #0963359	6.000% 05/01/2038 DD 05/01/08	U. S. GOVERNMENT SECURITIES	93
FNMA POOL #0963450	6.000% 06/01/2038 DD 05/01/08	U. S. GOVERNMENT SECURITIES	85
FNMA POOL #0963607	5.500% 06/01/2038 DD 05/01/08	U. S. GOVERNMENT SECURITIES	2
FNMA POOL #0964398	6.000% 07/01/2038 DD 07/01/08	U. S. GOVERNMENT SECURITIES	198
FNMA POOL #0964930	5.500% 08/01/2038 DD 08/01/08	U. S. GOVERNMENT SECURITIES	2
FNMA POOL #0966608	5.500% 02/01/2038 DD 02/01/08	U. S. GOVERNMENT SECURITIES	1
FNMA POOL #0967065	5.500% 12/01/2037 DD 12/01/07	U. S. GOVERNMENT SECURITIES	222
FNMA POOL #0967071	6.000% 12/01/2037 DD 12/01/07	U. S. GOVERNMENT SECURITIES	277
FNMA POOL #0967201	5.500% 12/01/2037 DD 12/01/07	U. S. GOVERNMENT SECURITIES	729
FNMA POOL #0968371	5.500% 09/01/2038 DD 09/01/08	U. S. GOVERNMENT SECURITIES	3
FNMA POOL #0968465	VAR RT 08/01/2038 DD 07/01/08	U. S. GOVERNMENT SECURITIES	1,013
FNMA POOL #0969751	6.000% 02/01/2038 DD 02/01/08	U. S. GOVERNMENT SECURITIES	27
FNMA POOL #0970131	5.500% 03/01/2038 DD 02/01/08	U. S. GOVERNMENT SECURITIES	3
FNMA POOL #0970593	6.000% 10/01/2038 DD 10/01/08	U. S. GOVERNMENT SECURITIES	65
FNMA POOL #0970704	6.000% 11/01/2038 DD 10/01/08	U. S. GOVERNMENT SECURITIES	67
FNMA POOL #0970721	6.000% 11/01/2038 DD 10/01/08	U. S. GOVERNMENT SECURITIES	28
FNMA POOL #0973159	5.500% 03/01/2038 DD 02/01/08	U. S. GOVERNMENT SECURITIES	16
FNMA POOL #0974633	4.500% 03/01/2023 DD 03/01/08	U. S. GOVERNMENT SECURITIES	1,019
FNMA POOL #0975601	6.000% 06/01/2038 DD 06/01/08	U. S. GOVERNMENT SECURITIES	69
FNMA POOL #0981313	5.500% 06/01/2038 DD 06/01/08	U. S. GOVERNMENT SECURITIES	3
FNMA POOL #0981726	6.000% 07/01/2038 DD 07/01/08	U. S. GOVERNMENT SECURITIES	75
FNMA POOL #0983003	5.500% 05/01/2038 DD 05/01/08	U. S. GOVERNMENT SECURITIES	1

Attachment B

(in thousands)

Security Name	Maturity and Interest Rate	Description	Market Value

FNMA POOL #0983367	6.000% 08/01/2038 DD 08/01/08	U. S. GOVERNMENT SECURITIES	78
FNMA POOL #0984623	6.000% 06/01/2038 DD 05/01/08	U. S. GOVERNMENT SECURITIES	27
FNMA POOL #0985108	5.500% 07/01/2038 DD 07/01/08	U. S. GOVERNMENT SECURITIES	4
FNMA POOL #0987032	5.500% 08/01/2038 DD 08/01/08	U. S. GOVERNMENT SECURITIES	3
FNMA POOL #0987081	6.000% 08/01/2038 DD 08/01/08	U. S. GOVERNMENT SECURITIES	34
FNMA POOL #0991052	6.000% 10/01/2038 DD 10/01/08	U. S. GOVERNMENT SECURITIES	42
FNMA POOL #0991909	6.000% 11/01/2038 DD 11/01/08	U. S. GOVERNMENT SECURITIES	43
FNMA POOL #0993050	5.500% 12/01/2038 DD 12/01/08	U. S. GOVERNMENT SECURITIES	1
FNMA POOL #0995429	5.500% 09/01/2023 DD 01/01/09	U. S. GOVERNMENT SECURITIES	164
FNMA POOL #0995430	5.500% 09/01/2023 DD 01/01/09	U. S. GOVERNMENT SECURITIES	126
FNMA POOL #0995432	5.500% 10/01/2023 DD 01/01/09	U. S. GOVERNMENT SECURITIES	73
FNMA POOL #0995901	4.500% 07/01/2024 DD 06/01/09	U. S. GOVERNMENT SECURITIES	105
FNMA POOL #0AA0606	5.500% 02/01/2039 DD 02/01/09	U. S. GOVERNMENT SECURITIES	35
FNMA POOL #0AA1321	6.000% 05/01/2033 DD 12/01/08	U. S. GOVERNMENT SECURITIES	17
FNMA POOL #0AA4524	4.500% 03/01/2024 DD 03/01/09	U. S. GOVERNMENT SECURITIES	2,120
FNMA POOL #0AA4757	4.000% 12/01/2040 DD 12/01/10	U. S. GOVERNMENT SECURITIES	520
FNMA POOL #0AA6807	4.500% 10/01/2024 DD 10/01/09	U. S. GOVERNMENT SECURITIES	118
FNMA POOL #0AA6923	4.500% 07/01/2024 DD 07/01/09	U. S. GOVERNMENT SECURITIES	43
FNMA POOL #0AC2996	4.500% 09/01/2024 DD 09/01/09	U. S. GOVERNMENT SECURITIES	1,981
FNMA POOL #0AC3658	4.500% 10/01/2039 DD 09/01/09	U. S. GOVERNMENT SECURITIES	95
FNMA POOL #0AC4914	4.500% 12/01/2024 DD 11/01/09	U. S. GOVERNMENT SECURITIES	73
FNMA POOL #0AC5442	4.500% 11/01/2039 DD 11/01/09	U. S. GOVERNMENT SECURITIES	514
FNMA POOL #0AC5571	4.500% 02/01/2040 DD 02/01/10	U. S. GOVERNMENT SECURITIES	2,866
FNMA POOL #0AC6109	4.500% 11/01/2024 DD 10/01/09	U. S. GOVERNMENT SECURITIES	89
FNMA POOL #0AC6135	4.500% 11/01/2039 DD 10/01/09	U. S. GOVERNMENT SECURITIES	97
FNMA POOL #0AC6259	4.500% 12/01/2024 DD 11/01/09	U. S. GOVERNMENT SECURITIES	156
FNMA POOL #0AC6600	4.500% 11/01/2024 DD 11/01/09	U. S. GOVERNMENT SECURITIES	103
FNMA POOL #0AC6609	4.500% 11/01/2039 DD 11/01/09	U. S. GOVERNMENT SECURITIES	99
FNMA POOL #0AC7275	4.500% 11/01/2024 DD 11/01/09	U. S. GOVERNMENT SECURITIES	81
FNMA POOL #0AC7276	4.500% 11/01/2024 DD 11/01/09	U. S. GOVERNMENT SECURITIES	46
FNMA POOL #0AC7642	4.500% 11/01/2024 DD 11/01/09	U. S. GOVERNMENT SECURITIES	177
FNMA POOL #0AC8568	4.500% 01/01/2040 DD 01/01/10	U. S. GOVERNMENT SECURITIES	5,186
FNMA POOL #0AC9032	5.000% 07/01/2040 DD 07/01/10	U. S. GOVERNMENT SECURITIES	28
FNMA POOL #0AC9472	4.500% 02/01/2040 DD 02/01/10	U. S. GOVERNMENT SECURITIES	981
FNMA POOL #0AD0585	4.500% 12/01/2039 DD 12/01/09	U. S. GOVERNMENT SECURITIES	768
FNMA POOL #0AD1593	4.500% 02/01/2040 DD 02/01/10	U. S. GOVERNMENT SECURITIES	919
FNMA POOL #0AD1612	4.500% 02/01/2025 DD 02/01/10	U. S. GOVERNMENT SECURITIES	2,033
FNMA POOL #0AD5163	5.000% 07/01/2040 DD 08/01/10	U. S. GOVERNMENT SECURITIES	41
FNMA POOL #0AD6896	5.000% 06/01/2040 DD 06/01/10	U. S. GOVERNMENT SECURITIES	85
FNMA POOL #0AD6960	4.500% 07/01/2040 DD 06/01/10	U. S. GOVERNMENT SECURITIES	9,247
FNMA POOL #0AD8457	5.000% 06/01/2040 DD 06/01/10	U. S. GOVERNMENT SECURITIES	28
FNMA POOL #0AD8636	5.500% 07/01/2040 DD 08/01/10	U. S. GOVERNMENT SECURITIES	134
FNMA POOL #0AD9143	4.500% 08/01/2040 DD 07/01/10	U. S. GOVERNMENT SECURITIES	1,298
FNMA POOL #0AD9201	5.000% 07/01/2040 DD 07/01/10	U. S. GOVERNMENT SECURITIES	132
FNMA POOL #0AD9986	4.000% 09/01/2040 DD 09/01/10	U. S. GOVERNMENT SECURITIES	6,806
FNMA POOL #0AE0028	6.000% 10/01/2039 DD 05/01/10	U. S. GOVERNMENT SECURITIES	2,507
FNMA POOL #0AE0393	5.500% 10/01/2039 DD 09/01/10	U. S. GOVERNMENT SECURITIES	964
FNMA POOL #0AE1430	5.000% 08/01/2040 DD 07/01/10	U. S. GOVERNMENT SECURITIES	57
FNMA POOL #0AE1662	5.000% 08/01/2040 DD 07/01/10	U. S. GOVERNMENT SECURITIES	96
FNMA POOL #0AE1740	5.000% 09/01/2040 DD 08/01/10	U. S. GOVERNMENT SECURITIES	2,153
FNMA POOL #0AE1761	4.000% 09/01/2040 DD 09/01/10	U. S. GOVERNMENT SECURITIES	983
FNMA POOL #0AE2452	4.000% 12/01/2040 DD 12/01/10	U. S. GOVERNMENT SECURITIES	3,213
FNMA POOL #0AE2559	4.000% 09/01/2040 DD 09/01/10	U. S. GOVERNMENT SECURITIES	12,563
FNMA POOL #0AE2575	4.000% 09/01/2040 DD 09/01/10	U. S. GOVERNMENT SECURITIES	2,086
FNMA POOL #0AE4204	4.000% 09/01/2040 DD 09/01/10	U. S. GOVERNMENT SECURITIES	1,982
FNMA POOL #0AE4310	4.000% 09/01/2040 DD 09/01/10	U. S. GOVERNMENT SECURITIES	986
FNMA POOL #0AE7843	4.500% 10/01/2025 DD 11/01/10	U. S. GOVERNMENT SECURITIES	101
FNMA POOL #0AE8071	4.000% 12/01/2040 DD 11/01/10	U. S. GOVERNMENT SECURITIES	221
FNMA POOL #0AH1016	4.000% 12/01/2040 DD 12/01/10	U. S. GOVERNMENT SECURITIES	512
FNMA POOL #0AH1190	4.000% 01/01/2041 DD 12/01/10	U. S. GOVERNMENT SECURITIES	3,983
FNMA POOL #0AH2276	4.000% 12/01/2040 DD 12/01/10	U. S. GOVERNMENT SECURITIES	513
FNMA POOL #0MA0243	5.000% 11/01/2029 DD 10/01/09	U. S. GOVERNMENT SECURITIES	4,497
FNMA POOL #0MA0500	5.000% 08/01/2040 DD 07/01/10	U. S. GOVERNMENT SECURITIES	498
FNMA POOL #0MA0545	5.000% 09/01/2040 DD 09/01/10	U. S. GOVERNMENT SECURITIES	26
FNMA POOL #0MA0615	4.500% 01/01/2041 DD 12/01/10	U. S. GOVERNMENT SECURITIES	1,167
FNMA GTD REMIC P/T	10.000% 09/25/2016 DD 08/01/01	U. S. GOVERNMENT SECURITIES	44
FNMA GTD REMIC P/T	5.000% 02/25/2023 DD 02/01/93	U. S. GOVERNMENT SECURITIES	99
FNMA GTD REMIC P/T	5.000% 03/25/2021 DD 03/01/91	U. S. GOVERNMENT SECURITIES	110
FNMA GTD REMIC P/T	6.250% 02/25/2029 DD 03/01/99	U. S. GOVERNMENT SECURITIES	1,994
FNMA GTD REMIC P/T	VAR RT 02/25/2018 DD 05/01/88	U. S. GOVERNMENT SECURITIES	99
FNMA GTD REMIC P/T 04-M1 A PO	4.700% 06/25/2013 DD 05/01/04	U. S. GOVERNMENT SECURITIES	132
FNMA GTD REMIC P/T 2002-34 FE	VAR RT 05/18/2032 DD 04/18/02	U. S. GOVERNMENT SECURITIES	31
FNMA GTD REMIC P/T 2002-T6 A1	3.310% 03/25/2032 DD 03/01/02	U. S. GOVERNMENT SECURITIES	156
FORD CR FLOORPLAN 06 4 CL A	VAR RT 06/17/2013 DD 06/28/06	CORPORATE DEBT INSTRUMENTS	1,575
FORD CREDIT AUTO OWNER TR A A2	0.720% 09/15/2012 DD 04/28/10	CORPORATE DEBT INSTRUMENTS	1,363
FORDL 2010-A A2	1.040% 03/15/2013 DD 02/05/10	CORPORATE DEBT INSTRUMENTS	1,369
FORTUNE BRANDS INC	3.000% 06/01/2012 DD 11/23/09	CORPORATE DEBT INSTRUMENTS	777
GE CAPITAL COMMERCIAL MO 2A A3	5.349% 08/11/2036 DD 08/01/02	CORPORATE DEBT INSTRUMENTS	1,402
GE CAPITAL COMMERCIAL MO C4 A4	5.333% 11/10/2045 DD 12/01/05	CORPORATE DEBT INSTRUMENTS	2,145
GENERAL ELC CAP CORP	2.250% 11/09/2015 DD 11/09/10	CORPORATE DEBT INSTRUMENTS	524
GENERAL ELEC CAP CORP	VAR RT 12/17/2013 DD 10/31/06	CORPORATE DEBT INSTRUMENTS	1,066
GENERAL ELECTRIC CAPITAL CORP	4.750% 09/15/2014 DD 09/17/04	CORPORATE DEBT INSTRUMENTS	642
GENERAL ELECTRIC CAPITAL CORP	4.800% 05/01/2013 DD 04/21/08	CORPORATE DEBT INSTRUMENTS	2,993
GENERAL ELECTRIC CAPITAL CORP	5.625% 09/15/2017 DD 09/24/07	CORPORATE DEBT INSTRUMENTS	466
GENERAL ELECTRIC CAPITAL CORP	2.000% 09/28/2012 DD 07/28/09	U. S. GOVERNMENT SECURITIES	3,677
GENERAL ELECTRIC CAPITAL CORP	2.625% 12/28/2012 DD 06/18/09	U. S. GOVERNMENT SECURITIES	3,630
GENERAL ELECTRIC CAPITAL CORP	3.000% 12/09/2011 DD 12/09/08	U. S. GOVERNMENT SECURITIES	2,355
GMAC COMMERCIAL MORTGAGE C1 A2	6.278% 11/15/2039 DD 02/01/02	CORPORATE DEBT INSTRUMENTS	1,991
GMAC COMMERCIAL MORTGAGE C3 A2	4.930% 07/10/2039 DD 12/01/02	CORPORATE DEBT INSTRUMENTS	1,490
GMAC COMMERCIAL MORTGAGE C3 A3	4.646% 04/10/2040 DD 12/01/03	CORPORATE DEBT INSTRUMENTS	246
GMAC MORTGAGE CORP LOA AR1 12A	VAR RT 06/25/2034 DD 04/01/04	CORPORATE DEBT INSTRUMENTS	177
GNMA POOL #0498396	6.000% 02/15/2029 DD 02/01/99	U. S. GOVERNMENT SECURITIES	39
GNMA POOL #0520046	7.000% 06/15/2031 DD 06/01/01	U. S. GOVERNMENT SECURITIES	11
GNMA POOL #0604791	5.500% 11/15/2033 DD 11/01/03	U. S. GOVERNMENT SECURITIES	171
GNMA POOL #0620925	4.500% 08/15/2033 DD 08/01/03	U. S. GOVERNMENT SECURITIES	31
GNMA POOL #0701582	5.500% 01/15/2039 DD 01/01/09	U. S. GOVERNMENT SECURITIES	176
GNMA POOL #0720103	4.500% 06/15/2039 DD 06/01/09	U. S. GOVERNMENT SECURITIES	884
GNMA GTD REMIC P/T 20020-31 FW	VAR RT 06/16/2031 DD 05/16/02	U. S. GOVERNMENT SECURITIES	72
GNMA GTD REMIC P/T 2002-21 FV	FLTG RT 03/16/2032 DD 03/16/02	U. S. GOVERNMENT SECURITIES	131

Attachment B

(in thousands)

Security Name	Maturity and Interest Rate	Description	Market Value

GNMA II POOL #0003056	8.000% 03/20/2031 DD 03/01/01	U. S. GOVERNMENT SECURITIES	20
GNMA II POOL #0003123	8.000% 08/20/2031 DD 08/01/01	U. S. GOVERNMENT SECURITIES	10
GNMA II POOL #0003136	8.000% 09/20/2031 DD 09/01/01	U. S. GOVERNMENT SECURITIES	2
GNMA II POOL #0008324	VAR RT 11/20/2023 DD 11/01/93	U. S. GOVERNMENT SECURITIES	14
GNMA II POOL #0008814	VAR RT 02/20/2026 DD 02/01/96	U. S. GOVERNMENT SECURITIES	6
GNMA II POOL #0008847	VAR RT 04/20/2026 DD 04/01/96	U. S. GOVERNMENT SECURITIES	21
GOLDMAN SACHS GROUP INC SR NT	5.450% 11/01/2012 DD 10/18/07	CORPORATE DEBT INSTRUMENTS	1,070
GOLDMAN SACHS GROUP INC/THE	3.625% 08/01/2012 DD 07/22/09	CORPORATE DEBT INSTRUMENTS	459
GOLDMAN SACHS GROUP INC/THE	3.700% 08/01/2015 DD 07/28/10	CORPORATE DEBT INSTRUMENTS	963
GOLDMAN SACHS GROUP INC/THE	5.125% 01/15/2015 DD 01/12/05	CORPORATE DEBT INSTRUMENTS	817
GOLDMAN SACHS GROUP INC/THE	5.375% 03/15/2020 DD 03/08/10	CORPORATE DEBT INSTRUMENTS	749
GOLDMAN SACHS GROUP INC/THE	5.950% 01/18/2018 DD 01/18/08	CORPORATE DEBT INSTRUMENTS	109
GOLDMAN SACHS GROUP INC/THE	6.250% 09/01/2017 DD 08/30/07	CORPORATE DEBT INSTRUMENTS	2,097
GOLDMAN SACHS GROUP INC/THE	1.625% 07/15/2011 DD 01/21/09	U. S. GOVERNMENT SECURITIES	891
GREENWICH CAPITAL COMME GG7 A4	VAR RT 07/10/2038 DD 07/01/06	CORPORATE DEBT INSTRUMENTS	1,718
GREENWICH CAPITAL COMME GG9 A2	5.381% 03/10/2039 DD 03/01/07	CORPORATE DEBT INSTRUMENTS	1,446
GREENWICH CAPITAL COMME GG9 A4	5.444% 03/10/2039 DD 03/01/07	CORPORATE DEBT INSTRUMENTS	1,154
GSR MORTGAGE LOAN TRUS AR6 2A1	VAR RT 09/25/2035 DD 09/01/05	CORPORATE DEBT INSTRUMENTS	458
GULF SOUTH PIPLINE CO LP 144A	6.300% 08/15/2017 DD 08/17/07	CORPORATE DEBT INSTRUMENTS	281
HARBORVIEW MORTGAGE LOA 8 1A2A	VAR RT 09/19/2035 DD 07/29/05	CORPORATE DEBT INSTRUMENTS	45
HBOS PLC MTN #SB 00007 144A	VAR RT 11/29/2049 DD 10/30/03	CORPORATE DEBT INSTRUMENTS	358
HCP INC	6.000% 01/30/2017 DD 01/22/07	CORPORATE DEBT INSTRUMENTS	471
HMI 2010-1A A2	VAR RT 10/15/2054 DD 11/12/10	CORPORATE DEBT INSTRUMENTS	600
HOLMES MASTER ISSUER PL 2A 3A1	VAR RT 07/15/2021 DD 06/20/07	CORPORATE DEBT INSTRUMENTS	691
HSBC CAP FDG DLR 2 LP 144A	VAR RT 12/29/2049 DD 06/27/03	CORPORATE DEBT INSTRUMENTS	661
HSBC FINANCE CORP	5.250% 04/15/2015 DD 04/20/05	CORPORATE DEBT INSTRUMENTS	1,790
HSBC FINANCE CORP	5.700% 06/01/2011 DD 05/30/06	CORPORATE DEBT INSTRUMENTS	357
HSBC HOME EQUITY LOAN TR 3 APT	VAR RT 11/20/2036 DD 10/18/07	CORPORATE DEBT INSTRUMENTS	687
HSBC USA INC	3.125% 12/16/2011 DD 12/16/08	U. S. GOVERNMENT SECURITIES	2,359
IBERDROLA FINANCE IRELAND LTD	3.800% 09/11/2014 DD 09/11/09	CORPORATE DEBT INSTRUMENTS	786
IFC SBA LN BACKED 97-1 A 144A	VAR RT 01/15/2024 DD 11/25/97	CORPORATE DEBT INSTRUMENTS	101
ILLINOIS ST	7.350% 07/01/2035 DD 07/21/10	OTHER INVESTMENTS	318
INCITEC PIVOT LTD	4.000% 12/07/2015 DD 12/07/10	CORPORATE DEBT INSTRUMENTS	585
ING BANK NV	2.500% 01/14/2016 DD 11/24/10	CORPORATE DEBT INSTRUMENTS	1,366
ING BANK NV	2.625% 02/09/2012 DD 02/09/09	CORPORATE DEBT INSTRUMENTS	1,175
INGERSOLL-RAND GLOBAL HOLDING	6.000% 08/15/2013 DD 08/15/08	CORPORATE DEBT INSTRUMENTS	1,244
INTERNATIONAL LEASE FINANCE CO	5.750% 06/15/2011 DD 06/13/06	CORPORATE DEBT INSTRUMENTS	905
INTERNATIONAL LEASE FINANCE CO	6.500% 09/01/2014 DD 08/20/10	CORPORATE DEBT INSTRUMENTS	530
INTERNATIONAL PAPER CO	7.500% 08/15/2021 DD 08/10/09	CORPORATE DEBT INSTRUMENTS	502
INTESA SANPAOLO SPA	3.625% 08/12/2015 DD 08/12/10	CORPORATE DEBT INSTRUMENTS	1,083
INTESA SANPAOLO SPA	3.625% 08/12/2015 DD 08/12/10	CORPORATE DEBT INSTRUMENTS	773
INTL BK RECON & DEVELOP	0.800% 07/13/2012 DD 07/15/10	CORPORATE DEBT INSTRUMENTS	2,282
IRS P US0003M R 2.605%	2014 DEC 09	OTHER INVESTMENTS	98
IRS P US0003M R 2.73% 12/21/21	PUT DEC 11 002.730 ED 12/19/11	OTHER INVESTMENTS	(190)
IRS P US0003M R 4.89% 12/05/24	PUT DEC 14 004.890 ED 12/03/14	OTHER INVESTMENTS	(76)
IRS P US0003M R 4.95% 12/10/24	PUT DEC 14 004.950 ED 12/08/14	OTHER INVESTMENTS	(135)
IRS P_USD-LIBOR-BBA 3M R 1.8%	PUT MAR 11 001.800 ED 03/02/11	OTHER INVESTMENTS	(252)
IRS R US0003M P 2.73% 12/21/21	CALL DEC 11 002.730 ED 121911	OTHER INVESTMENTS	(12)
IRS R US0003M P 4.3925% 071715	PUT JUL 15 004.393 ED 07/15/15	OTHER INVESTMENTS	439
IRS R US0003M P 4.89% 12/05/24	CALL DEC 14 004.890 ED 120314	OTHER INVESTMENTS	(82)
IRS R USD-LIBOR 3M P .825%	2012 JUL 27	OTHER INVESTMENTS	(68)
IRS R USD-LIBOR3M P 2.787%	2020 SEP 20	OTHER INVESTMENTS	34
IRS R USD-LIBOR-BBA 3M P .695%	2012 SEP 07	OTHER INVESTMENTS	(13)
IRS R USD-LIBOR-BBA 3M P .79%	2012 DEC 03	OTHER INVESTMENTS	(11)
IRS R USD-LIBOR-BBA 3M P .79%	2012 JUL 26	OTHER INVESTMENTS	(3)
IRS R USD-LIBOR-BBA 3M P .93%	2012 DEC 20	OTHER INVESTMENTS	(11)
IRS R USD-LIBOR-BBA 3M P 1.22%	2012 MAY 07	OTHER INVESTMENTS	(182)
IRS R USD-LIBOR-BBA 3M P 3.68%	2040 NOV 03	OTHER INVESTMENTS	90
IRS R USD-LIBOR-BBA 3M P 4.15%	2020 JUL 06	OTHER INVESTMENTS	(468)
IRS R_USD-LIBOR-BBA 3M P 2.71%	2020 SEP 17	OTHER INVESTMENTS	203
IRS_P US0003M R 4.3925% 071725	CALL JUL 15 004.393 ED 7/15/15	OTHER INVESTMENTS	247
IRS_P US0003M R 5.39% 01/08/25	PUT JAN 15 005.390 ED 01/06/15	OTHER INVESTMENTS	(289)
IRS_P USD-LIBOR-BBA 3M R 2.35%	2015 JUN 17	OTHER INVESTMENTS	89
IRS_P USD-LIBOR-BBA 3M R 3.38%	2020 DEC 22	OTHER INVESTMENTS	11
IRS_P USD-LIBOR-BBA 3M R 4.388	CALL MAY 12 004.388 ED 050812	OTHER INVESTMENTS	147
IRS_P USD-LIBOR-BBA 3M R 4.47%	PUT DEC 12 004.470 ED 12/17/12	OTHER INVESTMENTS	(252)
IRS_R US0003M P 4.95% 12/10/24	CALL DEC 14 004.950 ED 120814	OTHER INVESTMENTS	(156)
IRS_R US0003M P 5.39% 01/08/25	CALL JAN 15 005.390 ED 1/06/15	OTHER INVESTMENTS	(525)
IRS_R USD-LIBOR-BBA 3M P 4.388	PUT MAY 10 004.388 ED 050812	OTHER INVESTMENTS	76
IRS_R USD-LIBOR-BBA 3M P 4.47%	CALL DEC 12 004.470 ED 121712	OTHER INVESTMENTS	(341)
JAPAN FINANCE CORP	2.000% 06/24/2011 DD 06/24/09	OTHER INVESTMENTS	1,133
JEFFERIES GROUP INC	3.875% 11/09/2015 DD 11/09/10	CORPORATE DEBT INSTRUMENTS	811
JOHN DEERE CAPITAL CORP	4.500% 04/03/2013 DD 04/03/08	CORPORATE DEBT INSTRUMENTS	1,230
JP MORGAN & CO INC	6.250% 02/15/2011 DD 02/15/96	CORPORATE DEBT INSTRUMENTS	352
JP MORGAN CHASE COMMERCI C2 A2	5.050% 12/12/2034 DD 12/01/02	CORPORATE DEBT INSTRUMENTS	2,233
JP MORGAN MORTGAGE TRUS A1 1A1	VAR RT 07/25/2035 DD 01/01/07	CORPORATE DEBT INSTRUMENTS	442
JP MORGAN MORTGAGE TRUS A1 5A2	VAR RT 07/25/2035 DD 01/01/07	CORPORATE DEBT INSTRUMENTS	414
JPMORGAN CHASE & CO	3.400% 06/24/2015 DD 06/24/10	CORPORATE DEBT INSTRUMENTS	704
JPMORGAN CHASE & CO	3.700% 01/20/2015 DD 09/18/09	CORPORATE DEBT INSTRUMENTS	321
JPMORGAN CHASE & CO	4.400% 07/22/2020 DD 07/22/10	CORPORATE DEBT INSTRUMENTS	935
JPMORGAN CHASE & CO	4.750% 05/01/2013 DD 04/28/08	CORPORATE DEBT INSTRUMENTS	1,237
JPMORGAN CHASE & CO	4.950% 03/25/2020 DD 03/25/10	CORPORATE DEBT INSTRUMENTS	513
JPMORGAN CHASE & CO	4.950% 03/25/2020 DD 03/25/10	CORPORATE DEBT INSTRUMENTS	282
JPMORGAN CHASE & CO	5.375% 10/01/2012 DD 10/01/07	CORPORATE DEBT INSTRUMENTS	1,073
JPMORGAN CHASE & CO	6.000% 01/15/2018 DD 12/20/07	CORPORATE DEBT INSTRUMENTS	653
JPMORGAN CHASE & CO	6.300% 04/23/2019 DD 04/23/09	CORPORATE DEBT INSTRUMENTS	569
JPMORGAN CHASE BANK NA	6.000% 07/05/2017 DD 06/27/07	CORPORATE DEBT INSTRUMENTS	597
JPMORGAN CHASE BANK NA	6.000% 10/01/2017 DD 09/24/07	CORPORATE DEBT INSTRUMENTS	831
KEYCORP	3.750% 08/13/2015 DD 08/13/10	CORPORATE DEBT INSTRUMENTS	401
KEYCORP	6.500% 05/14/2013 DD 05/14/08	CORPORATE DEBT INSTRUMENTS	1,086
KILROY REALTY CORP	5.000% 11/03/2015 DD 11/03/10	CORPORATE DEBT INSTRUMENTS	223
KILROY REALTY LP	6.625% 06/01/2020 DD 05/24/10	CORPORATE DEBT INSTRUMENTS	224
KING CNTY WASH	4.750% 01/01/2034 DD 02/12/08	OTHER INVESTMENTS	381
KRAFT FOODS INC	5.375% 02/10/2020 DD 02/08/10	CORPORATE DEBT INSTRUMENTS	834
KRAFT FOODS INC	6.000% 02/11/2013 DD 08/13/07	CORPORATE DEBT INSTRUMENTS	340
KRAFT FOODS INC	6.125% 08/23/2018 DD 05/22/08	CORPORATE DEBT INSTRUMENTS	429
KRAFT FOODS INC	6.500% 02/09/2040 DD 02/08/10	CORPORATE DEBT INSTRUMENTS	263
LAB CORP OF AMER HLDGS	3.125% 05/15/2016 DD 11/19/10	CORPORATE DEBT INSTRUMENTS	296
LAB CORP OF AMER HLDGS	3.125% 05/15/2016 DD 11/19/10	CORPORATE DEBT INSTRUMENTS	198

Attachment B

(in thousands)

Security Name	Maturity and Interest Rate	Description	Market Value

LAB CORP OF AMER HLDGS	4.625% 11/15/2020 DD 11/19/10	CORPORATE DEBT INSTRUMENTS	223
LANDWIRTSCHAFTLICHE RENTENBANK	4.125% 07/15/2013 DD 06/05/08	CORPORATE DEBT INSTRUMENTS	2,356
LAS VEGAS VY NEV WTR DIST	5.000% 02/01/2034 DD 02/19/08	OTHER INVESTMENTS	392
LB-UBS COMMERCIAL MORTGA C1 A4	5.156% 02/15/2031 DD 01/11/06	CORPORATE DEBT INSTRUMENTS	2,136
LB-UBS COMMERCIAL MORTGA C1 A4	VAR RT 02/15/2040 DD 02/11/07	CORPORATE DEBT INSTRUMENTS	966
LB-UBS COMMERCIAL MORTGA C2 A3	5.430% 02/15/2040 DD 04/11/07	CORPORATE DEBT INSTRUMENTS	1,547
LB-UBS COMMERCIAL MORTGA C2 A3	5.430% 02/15/2040 DD 04/11/07	CORPORATE DEBT INSTRUMENTS	1,000
LB-UBS COMMERCIAL MORTGA C2 A4	5.594% 06/15/2031 DD 06/11/02	CORPORATE DEBT INSTRUMENTS	1,334
LB-UBS COMMERCIAL MORTGA C4 A3	VAR RT 06/15/2029 DD 05/11/04	CORPORATE DEBT INSTRUMENTS	1,272
LB-UBS COMMERCIAL MORTGA C7 A3	VAR RT 09/15/2027 DD 09/11/03	CORPORATE DEBT INSTRUMENTS	1,016
LB-UBS COMMERCIAL MORTGA C7 A4	5.197% 11/15/2030 DD 10/11/05	CORPORATE DEBT INSTRUMENTS	1,079
LB-UBS COMMERCIAL MORTGA C7 AM	VAR RT 11/15/2038 DD 11/11/06	CORPORATE DEBT INSTRUMENTS	513
LEASEPLAN CORP NV	3.000% 05/07/2012 DD 05/07/09	CORPORATE DEBT INSTRUMENTS	1,644
LEASEPLAN CORP NV	3.000% 05/07/2012 DD 05/07/09	CORPORATE DEBT INSTRUMENTS	2,157
LEHMAN BROTHERS HOLDINGS INC	5.625% 01/24/2013 DD 01/22/08	CORPORATE DEBT INSTRUMENTS	147
LEHMAN BROTHERS HOLDINGS INC	6.875% 05/02/2018 DD 04/24/08	CORPORATE DEBT INSTRUMENTS	396
LIFE TECHNOLOGIES CORP	3.375% 03/01/2013 DD 02/19/10	CORPORATE DEBT INSTRUMENTS	864
LIFE TECHNOLOGIES CORP	5.000% 01/15/2021 DD 12/14/10	CORPORATE DEBT INSTRUMENTS	179
LINCOLN NATIONAL CORP	4.300% 06/15/2015 DD 06/18/10	CORPORATE DEBT INSTRUMENTS	412
LLOYDS TSB BANK PLC	4.375% 01/12/2015 DD 01/12/10	CORPORATE DEBT INSTRUMENTS	1,295
LLOYDS TSB BANK PLC	6.500% 09/14/2020 DD 09/14/10	CORPORATE DEBT INSTRUMENTS	368
LOWES COMPANIES LOW	2.125% 04/15/2016 DD 11/22/10	CORPORATE DEBT INSTRUMENTS	1,012
MANUFACTURERS & TRADERS TRUST	VAR RT 04/01/2013 DD 03/31/03	CORPORATE DEBT INSTRUMENTS	889
MANULIFE FINANCIAL CORP	3.400% 09/17/2015 DD 09/17/10	CORPORATE DEBT INSTRUMENTS	931
MANULIFE FINANCIAL CORP	3.400% 09/17/2015 DD 09/17/10	CORPORATE DEBT INSTRUMENTS	882
MASTR ADJUSTABLE RATE MOR 3 B2	VAR RT 10/25/2032 DD 08/01/02	CORPORATE DEBT INSTRUMENTS	37
MASTR ALTERNATIVE LOANS 2 2A1	6.000% 01/25/2035 DD 02/01/05	CORPORATE DEBT INSTRUMENTS	1,131
MERRILL LYNCH & CO INC	5.450% 02/05/2013 DD 02/05/08	CORPORATE DEBT INSTRUMENTS	844
MERRILL LYNCH & CO INC	6.050% 05/16/2016 DD 05/16/06	CORPORATE DEBT INSTRUMENTS	1,082
MERRILL LYNCH & CO INC	6.400% 08/28/2017 DD 08/28/07	CORPORATE DEBT INSTRUMENTS	211
METLIFE INC	4.750% 02/08/2021 DD 08/06/10	CORPORATE DEBT INSTRUMENTS	868
METLIFE INC	7.717% 02/15/2019 DD 02/15/09	CORPORATE DEBT INSTRUMENTS	1,105
METROPOLITAN LIFE GLOBAL FUNDI	2.500% 01/11/2013 DD 01/13/10	CORPORATE DEBT INSTRUMENTS	2,136
METROPOLITAN LIFE GLOBAL FUNDI	5.125% 04/10/2013 DD 04/10/08	CORPORATE DEBT INSTRUMENTS	2,153
METROPOLITAN LIFE GLOBAL FUNDI	5.125% 04/10/2013 DD 04/10/08	CORPORATE DEBT INSTRUMENTS	296
METROPOLITAN LIFE GLOBAL FUNDI	5.125% 06/10/2014 DD 06/10/09	CORPORATE DEBT INSTRUMENTS	489
MICROSOFT CORP	1.625% 09/25/2015 DD 09/27/10	CORPORATE DEBT INSTRUMENTS	663
MIDAMERICAN ENERGY HOLDINGS CO	5.750% 04/01/2018 DD 03/28/08	CORPORATE DEBT INSTRUMENTS	1,099
MID-STATE TRUST 4 A	8.330% 04/01/2030	CORPORATE DEBT INSTRUMENTS	513
MLCC MORTGAGE INVESTORS I 3 5A	VAR RT 11/25/2035 DD 10/31/05	CORPORATE DEBT INSTRUMENTS	438
MORGAN STANLEY	3.450% 11/02/2015 DD 11/02/10	CORPORATE DEBT INSTRUMENTS	1,950
MORGAN STANLEY	4.200% 11/20/2014 DD 11/20/09	CORPORATE DEBT INSTRUMENTS	501
MORGAN STANLEY	6.000% 04/28/2015 DD 04/28/08	CORPORATE DEBT INSTRUMENTS	1,083
MORGAN STANLEY	6.000% 05/13/2014 DD 05/13/09	CORPORATE DEBT INSTRUMENTS	1,054
MORGAN STANLEY	6.000% 05/13/2014 DD 05/13/09	CORPORATE DEBT INSTRUMENTS	589
MORGAN STANLEY	6.250% 08/28/2017 DD 08/28/07	CORPORATE DEBT INSTRUMENTS	512
MORGAN STANLEY	6.625% 04/01/2018 DD 04/01/08	CORPORATE DEBT INSTRUMENTS	895
MORGAN STANLEY	7.300% 05/13/2019 DD 05/13/09	CORPORATE DEBT INSTRUMENTS	169
MORGAN STANLEY	7.300% 05/13/2019 DD 05/13/09	CORPORATE DEBT INSTRUMENTS	338
MORGAN STANLEY	VAR RT 01/09/2012 DD 08/09/06	CORPORATE DEBT INSTRUMENTS	1,978
MORGAN STANLEY	VAR RT 01/09/2014 DD 01/09/07	CORPORATE DEBT INSTRUMENTS	290
MORGAN STANLEY CAPITAL IQ11 A4	VAR RT 10/15/2042 DD 06/01/06	CORPORATE DEBT INSTRUMENTS	2,195
MUFG CAP FIN 1 LTD USD	VAR RT 07/29/2049 DD 03/17/06	CORPORATE DEBT INSTRUMENTS	529
NATIONAL AUSTRALIA BANK LTD	2.350% 11/16/2012 DD 11/16/09	CORPORATE DEBT INSTRUMENTS	1,274
NBC UNIVERSAL INC	2.875% 04/01/2016 DD 10/04/10	CORPORATE DEBT INSTRUMENTS	616
NBC UNIVERSAL INC	3.650% 04/30/2015 DD 04/30/10	CORPORATE DEBT INSTRUMENTS	487
NBC UNIVERSAL INC	4.375% 04/01/2021 DD 10/04/10	CORPORATE DEBT INSTRUMENTS	728
NBC UNIVERSAL INC	5.150% 04/30/2020 DD 04/30/10	CORPORATE DEBT INSTRUMENTS	570
NCUA GUARANTEED NOTES C1 APT	2.650% 10/29/2020 DD 11/10/10	CORPORATE DEBT INSTRUMENTS	1,163
NEW YORK LIFE GLOBAL FUNDING	3.000% 05/04/2015 DD 05/04/10	CORPORATE DEBT INSTRUMENTS	806
NEW YORK LIFE MTN 144A	5.250% 10/16/2012 DD 10/16/07	CORPORATE DEBT INSTRUMENTS	1,393
NEWS AMERICA HOLDINGS INC	8.500% 02/23/2025 DD 02/23/95	CORPORATE DEBT INSTRUMENTS	183
NEWS AMERICA HOLDINGS INC	9.500% 07/15/2024 DD 07/15/94	CORPORATE DEBT INSTRUMENTS	20
NISOURCE FINANCE CORP	6.150% 03/01/2013 DD 02/19/03	CORPORATE DEBT INSTRUMENTS	311
NISSAN AUTO LEASE TRUST A A2	1.100% 03/15/2013 DD 05/25/10	CORPORATE DEBT INSTRUMENTS	1,417
NORTH AMERICAN DEVELOPMENT BAN	4.375% 02/11/20200 DD 02/11/10	CORPORATE DEBT INSTRUMENTS	925
NORTHSTAR EDUCATION FINAN 1 A1	VAR RT 10/28/2026 DD 10/25/05	CORPORATE DEBT INSTRUMENTS	185
OVERSEAS PRIVATE INV COR	0.000% 07/07/2015 DD 07/19/10	U. S. GOVERNMENT SECURITIES	1,012
PACCAR FINANCIAL CORP	2.050% 06/17/2013 DD 06/16/10	CORPORATE DEBT INSTRUMENTS	590
PETROBRAS INTERNATIONAL FINANC	5.750% 01/20/2020 DD 10/30/09	CORPORATE DEBT INSTRUMENTS	1,323
PETROBRAS INTERNATIONAL FINANC	5.875% 03/01/2018 DD 11/01/07	CORPORATE DEBT INSTRUMENTS	64
PLAINS ALL AMERICAN PIPELINE L	3.950% 09/15/2015 DD 07/14/10	CORPORATE DEBT INSTRUMENTS	424
PNC BANK NA	6.000% 12/07/2017 DD 12/07/07	CORPORATE DEBT INSTRUMENTS	571
PNC FUNDING CORP	3.000% 05/19/2014 DD 05/19/10	CORPORATE DEBT INSTRUMENTS	1,222
PORT AUTH N Y & N J	5.309% 12/01/2019 DD 07/01/09	OTHER INVESTMENTS	549
PPL ENERGY SUPPLY LLC	6.300% 07/15/2013 DD 07/20/08	CORPORATE DEBT INSTRUMENTS	815
PRICOA GLOBAL FDG I MTN 144A	5.400% 10/18/2012 DD 10/18/07	CORPORATE DEBT INSTRUMENTS	1,338
PRINCIPAL LIFE INCOME FUNDING	5.300% 12/14/2012 DD 12/14/07	CORPORATE DEBT INSTRUMENTS	861
PROGRESS ENERGY INC	7.050% 03/15/2019 DD 03/19/09	CORPORATE DEBT INSTRUMENTS	623
PRUDENTIAL FINANCIAL INC	3.875% 01/14/2015 DD 01/14/10	CORPORATE DEBT INSTRUMENTS	903
PRUDENTIAL FINANCIAL INC	4.500% 11/15/2020 DD 11/18/10	CORPORATE DEBT INSTRUMENTS	196
PRUDENTIAL FINANCIAL INC	4.500% 11/15/2020 DD 11/18/10	CORPORATE DEBT INSTRUMENTS	465
PRUDENTIAL FINANCIAL INC	5.800% 06/15/2012 DD 06/19/07	CORPORATE DEBT INSTRUMENTS	450
PYRAMID INTERMEDIATE MANAGED	MATURING FUND	COMMON/COLLECTIVE TRUST	26,936
PYRAMID SHORT MANAGED MATURING	FUND	COMMON/COLLECTIVE TRUST	38,409
QBE INS GROUP LTD SUB FXD 144A	VAR RT /07/01/2023 DD 06/17/03	CORPORATE DEBT INSTRUMENTS	640
RABOBANK NEDERLAND	2.125% 10/13/2015 DD 10/13/10	CORPORATE DEBT INSTRUMENTS	1,257
REGIONS BANK/BIRMINGHAM AL	3.250% 12/09/2011 DD 12/11/08	U. S. GOVERNMENT SECURITIES	2,361
REILLY MTG ASSOC 67TH FHA INSD	7.430% 12/31/2039 DD 01/01/83	U. S. GOVERNMENT SECURITIES	94
REILLY MTG ASSOC 91ST FHA PROJ	7.430% 07/01/2023 DD 07/01/83	U. S. GOVERNMENT SECURITIES	71
REILLY MTG GRP FHA POOL #64	7.430% 01/25/2024 DD 03/01/84	CORPORATE DEBT INSTRUMENTS	195
REINSURANCE GROUP OF AMERICA I	5.625% 03/15/2017 DD 03/09/07	CORPORATE DEBT INSTRUMENTS	1,065
RENSSELAER POLYTECHNIC INSTITU	5.600% 09/01/2020 DD 04/20/10	CORPORATE DEBT INSTRUMENTS	825
RIO TINTO FIN FUA LTD	3.500% 11/02/2020 DD 11/02/10	CORPORATE DEBT INSTRUMENTS	409
RIO TINTO FIN USA LTD	1.875% 11/02/2015 DD 11/02/10	CORPORATE DEBT INSTRUMENTS	202
RIO TINTO FINANCE USA LTD	8.950% 05/01/2014 DD 04/17/09	CORPORATE DEBT INSTRUMENTS	763
ROCKIES EXPRESS PIPELINE LLC	5.625% 04/15/2020 DD 03/22/10	CORPORATE DEBT INSTRUMENTS	435
ROGERS COMMUNICATIONS INC	7.250% 12/15/2012 DD 11/30/04	CORPORATE DEBT INSTRUMENTS	1,114
ROYAL BANK OF CANADA	3.125% 04/14/2015 DD 04/14/10	CORPORATE DEBT INSTRUMENTS	3,585

Attachment B

(in thousands)

Security Name	Maturity and Interest Rate	Description	Market Value

ROYAL BANK OF SCOTLAND PLC/THE	2.625% 05/11/2012 DD 05/12/09	CORPORATE DEBT INSTRUMENTS	1,024
ROYAL BANK OF SCOTLAND PLC/THE	4.875% 08/25/2014 DD 08/25/09	CORPORATE DEBT INSTRUMENTS	999
ROYAL BANK OF SCOTLAND PLC/THE	4.875% 08/25/2014 DD 08/25/09	CORPORATE DEBT INSTRUMENTS	1,152
RUSSIAN FEDERATION BDS REG S	VAR RT -MAR-2030	OTHER INVESTMENTS	176
SALOMON BROTHERS MORTGAG C2 A3	6.499% 11/13/2036 DD 12/01/01	CORPORATE DEBT INSTRUMENTS	708
SALOMON BROTHERS MORTGAGE 20 A	VAR RT 08/01/2024	CORPORATE DEBT INSTRUMENTS	11
SANTANDER DRIVE AUTO RECE 1 A2	1.360% 03/15/2013 DD 05/26/10	CORPORATE DEBT INSTRUMENTS	1,236
SANTANDER ISSUANCES S A 144A	VAR RT 06/20/2016 DD 06/20/06	CORPORATE DEBT INSTRUMENTS	194
SANTANDER US DEBT SA UNIPERSON	3.724% 01/20/2015 DD 01/19/10	CORPORATE DEBT INSTRUMENTS	947
SBA GTD PARTN CTFS 1997-20D 1	7.500% 04/01/2017	U. S. GOVERNMENT SECURITIES	316
SBA GTD PARTN CTFS 1997-20F 1	7.200% 06/01/2017 DD 06/01/97	U. S. GOVERNMENT SECURITIES	60
SBA GTD PARTN CTFS 1997-20H 1	6.800% 08/01/2017	U. S. GOVERNMENT SECURITIES	149
SBA GTD PARTN CTFS 1999-20J 1	1999-20 7.200% 10/01/2019	U. S. GOVERNMENT SECURITIES	512
SBA TOWER TRUST	4.254% 04/15/2015 DD 04/16/10	CORPORATE DEBT INSTRUMENTS	523
SDART 2010-A A2	1.390% 08/15/2013 DD 06/24/10	CORPORATE DEBT INSTRUMENTS	1,556
SDART 2010-A A3	1.830% 11/17/2014 DD 06/24/10	CORPORATE DEBT INSTRUMENTS	1,526
SIEMENS NV 144A	5.750% 10/17/2016 DD 08/16/06	CORPORATE DEBT INSTRUMENTS	689
SIERRA PACIFIC POWER CO	5.450% 09/01/2013 DD 09/02/08	CORPORATE DEBT INSTRUMENTS	1,047
SILVERSTONE MASTER ISSUER PLC	VAR RT 01/21/2055	CORPORATE DEBT INSTRUMENTS	1,498
SIMON PROPERTY GROUP LP	4.375% 03/01/2021 DD 08/16/10	CORPORATE DEBT INSTRUMENTS	371
SIMON PROPERTY GROUP LP	5.650% 02/01/2020 DD 01/25/10	CORPORATE DEBT INSTRUMENTS	595
SLM CORP	8.450% 06/15/2018 DD 06/18/08	CORPORATE DEBT INSTRUMENTS	624
SLM STUDENT LOAN TRUST 1 A	VAR RT 03/25/2025 DD 04/15/10	CORPORATE DEBT INSTRUMENTS	2,914
SLM STUDENT LOAN TRUST 5 A2	VAR RT 10/25/2016 DD 04/30/08	CORPORATE DEBT INSTRUMENTS	3,069
SLM STUDENT LOAN TRUST 5 A3	VAR RT 01/25/2018 DD 04/30/08	CORPORATE DEBT INSTRUMENTS	586
SLM STUDENT LOAN TRUST 5 A4	VAR RT 07/25/2023 DD 04/30/08	CORPORATE DEBT INSTRUMENTS	2,481
SMALL BUS ADMIN CTF S-95 20B	8.150% 02/01/2015 DD 02/15/95	U. S. GOVERNMENT SECURITIES	156
SOCIETE GENERALE	3.100% 09/14/2015 DD 09/14/10	CORPORATE DEBT INSTRUMENTS	1,593
SOUTH CAROLINA STUDENT 2005 A2	VAR RT 12/01/2020 DD 07/19/05	CORPORATE DEBT INSTRUMENTS	963
SPAREBANKEN 1 BOLIGKREDI	1.250% 10/25/2013 DD 10/26/10	CORPORATE DEBT INSTRUMENTS	2,285
STADSHYPOTEK AB	1.450% 09/30/2013 DD 09/30/10	CORPORATE DEBT INSTRUMENTS	1,998
STADSHYPOTEK AB	1.450% 09/30/2013 DD 09/30/10	CORPORATE DEBT INSTRUMENTS	3,096
STATE OF QATAR	4.000% 01/20/2015 DD 11/24/09	OTHER INVESTMENTS	1,553
STRUCTURED ADJUSTABLE R 12 3A2	VAR RT 09/25/2034 DD 08/01/04	CORPORATE DEBT INSTRUMENTS	21
STRUCTURED ADJUSTABLE R 16 3A1	VAR RT 11/25/2034 DD 10/01/04	CORPORATE DEBT INSTRUMENTS	134
STRUCTURED ADJUSTABLE RA 5 3A1	VAR RT 05/25/2034 DD 04/01/04	CORPORATE DEBT INSTRUMENTS	74
STRUCTURED ADJUSTABLE RA 6 3A2	VAR RT 06/25/2034 DD 05/01/04	CORPORATE DEBT INSTRUMENTS	504
STRUCTURED ADJUSTABLE RAT 5 1A	VAR RT 05/25/2034 DD 04/01/04	CORPORATE DEBT INSTRUMENTS	62
STRUCTURED ASSET 04-19XS A3A	VAR RT 10/25/2034 DD 09/01/04	CORPORATE DEBT INSTRUMENTS	1,178
STRUCTURED ASSET SECS 03 144A	3.357% 04/25/2031 DD 01/01/03	CORPORATE DEBT INSTRUMENTS	353
STRUCTURED ASSET SECUR 21A 1A1	VAR RT 01/25/2032 DD 12/01/01	CORPORATE DEBT INSTRUMENTS	23
STRUCTURED ASSET SECUR 34A 3A3	VAR RT 11/25/2033 DD 10/01/03	CORPORATE DEBT INSTRUMENTS	253
STRUCTURED ASSET SECURI BC1 A2	VAR RT 02/25/2037 DD 01/25/07	CORPORATE DEBT INSTRUMENTS	334
STRUCTURED ASSET SECURI BC6 A2	VAR RT 01/25/2037 DD 12/25/06	CORPORATE DEBT INSTRUMENTS	207
SVB FINANCIAL GROUP	5.375% 09/15/2020 DD 09/20/10	CORPORATE DEBT INSTRUMENTS	601
SVENSKA HANDELSBANKEN AB	2.875% 09/14/2012 DD 09/14/09	CORPORATE DEBT INSTRUMENTS	1,516
SVERIGES BOSTADSFINANSIERINGSA	3.125% 03/23/2012 DD 03/23/09	CORPORATE DEBT INSTRUMENTS	411
TBA CASH COLL DEU	VAR RT 01/01/2049 DD 07/01/08	INTEREST-BEARING CASH	330
TBA CASH COLL FOB	VAR RT 01/01/2049 DD 07/01/08	INTEREST-BEARING CASH	440
TBA CASH COLL SAL	VAR RT 01/01/2049 DD 07/01/08	INTEREST-BEARING CASH	260
TCI COMMUNICATIONS INC	8.750% 08/01/2015 DD 08/01/95	CORPORATE DEBT INSTRUMENTS	172
TECK RESOURCES LTD	10.750% 05/15/2019 DD 05/08/09	CORPORATE DEBT INSTRUMENTS	585
TELECOM ITALIA CAPITAL SA	6.200% 07/18/2011 DD 07/18/06	CORPORATE DEBT INSTRUMENTS	1,026
TELEFONICA EMISIONES SAU	5.855% 02/04/2013 DD 07/02/07	CORPORATE DEBT INSTRUMENTS	1,335
TIAA GLOBAL MKTS MTN 144A	5.125% 10/10/2012 DD 10/10/07	CORPORATE DEBT INSTRUMENTS	1,124
TIME WARNER CABLE INC	5.400% 07/02/2012 DD 07/02/07	CORPORATE DEBT INSTRUMENTS	1,592
TOBACCO SETTLEMENT AUTH IOWA	6.500% 06/01/2023 DD 11/30/05	OTHER INVESTMENTS	749
TORONTO-DOMINION BANK/THE	2.200% 07/29/2015 DD 07/29/10	CORPORATE DEBT INSTRUMENTS	1,082
TOTAL CAPITAL SA	3.000% 06/24/2015 DD 06/24/10	CORPORATE DEBT INSTRUMENTS	980
TRANSOCEAN INC	4.950% 11/15/2015 DD 09/21/10	CORPORATE DEBT INSTRUMENTS	258
TRANSOCEAN INC	6.500% 11/15/2020 DD 09/21/10	CORPORATE DEBT INSTRUMENTS	743
U S TREASURY BILL	0.000% 01/06/2011 DD 07/08/10	U. S. GOVERNMENT SECURITIES	49,892
U S TREASURY BILL	0.000% 01/13/2011 DD 01/14/10	U. S. GOVERNMENT SECURITIES	4,899
U S TREASURY BILL	0.000% 01/20/2011 DD 07/22/10	U. S. GOVERNMENT SECURITIES	11,899
U S TREASURY BILL	0.000% 01/27/2011 DD 07/29/10	U. S. GOVERNMENT SECURITIES	3,899
U S TREASURY BILL	0.000% 03/03/2011 DD 09/02/10	U. S. GOVERNMENT SECURITIES	1,699
U S TREASURY BILL	0.000% 06/09/2011 DD 12/09/10	U. S. GOVERNMENT SECURITIES	699
U S TREASURY BILL	0.000% 06/16/2011 DD 12/16/10	U. S. GOVERNMENT SECURITIES	2,897
U S TREASURY BOND	06.500% 11/15/2026 DD 11/15/96	U. S. GOVERNMENT SECURITIES	778
U S TREASURY BOND	07.250% 08/15/2022 DD 08/15/92	U. S. GOVERNMENT SECURITIES	6,597
U S TREASURY BOND	08.000% 11/15/2021 DD 11/15/91	U. S. GOVERNMENT SECURITIES	3,041
U S TREASURY BOND	08.125% 08/15/2019 DD 08/15/89	U. S. GOVERNMENT SECURITIES	6,409
U S TREASURY BOND	08.500% 02/15/2020 DD 02/15/90	U. S. GOVERNMENT SECURITIES	858
U S TREASURY BOND	08.750% 05/15/2020 DD 05/15/90	U. S. GOVERNMENT SECURITIES	582
U S TREASURY BOND	08.750% 08/15/2020 DD 08/15/90	U. S. GOVERNMENT SECURITIES	730
U S TREASURY BOND	4.250% 11/15/2040 DD 11/15/10	U. S. GOVERNMENT SECURITIES	1,303
U S TREASURY BOND	4.500% 02/15/2036 DD 02/15/06	U. S. GOVERNMENT SECURITIES	559
U S TREASURY BOND	6.250% 08/15/2023 DD 08/15/93	U. S. GOVERNMENT SECURITIES	867
U S TREASURY BOND	7.875% 02/15/2021 DD 02/15/91	U. S. GOVERNMENT SECURITIES	2,713
U S TREASURY BONDS	3.875% 08/15/2040 DD 08/15/10	U. S. GOVERNMENT SECURITIES	461
U S TREASURY NOTE	0.375% 08/31/2012 DD 08/31/10	U. S. GOVERNMENT SECURITIES	998
U S TREASURY NOTE	0.500% 10/15/2013 DD 10/15/10	U. S. GOVERNMENT SECURITIES	5,043
U S TREASURY NOTE	0.500% 11/15/2013 DD 11/15/10	U. S. GOVERNMENT SECURITIES	1,678
U S TREASURY NOTE	0.750% 09/15/2013 DD 09/15/10	U. S. GOVERNMENT SECURITIES	8,971
U S TREASURY NOTE	0.750% 12/15/2013 DD 12/15/10	U. S. GOVERNMENT SECURITIES	13,181
U S TREASURY NOTE	1.125% 06/15/2013 DD 06/15/10	U. S. GOVERNMENT SECURITIES	2,016
U S TREASURY NOTE	1.125% 12/15/2012 DD 12/15/09	U. S. GOVERNMENT SECURITIES	631
U S TREASURY NOTE	1.250% 10/31/2015 DD 10/31/10	U. S. GOVERNMENT SECURITIES	6,920
U S TREASURY NOTE	1.250% 10/31/2015 DD 10/31/10	U. S. GOVERNMENT SECURITIES	8,226
U S TREASURY NOTE	1.375% 01/15/2013 DD 01/15/10	U. S. GOVERNMENT SECURITIES	11,472
U S TREASURY NOTE	1.375% 11/30/2015 DD 11/30/10	U. S. GOVERNMENT SECURITIES	1,846
U S TREASURY NOTE	1.750% 04/15/2013 DD 04/15/10	U. S. GOVERNMENT SECURITIES	818
U S TREASURY NOTE	1.875% 08/31/2017 DD 08/31/10	U. S. GOVERNMENT SECURITIES	3,628
U S TREASURY NOTE	2.000% 11/30/2013 DD 11/30/08	U. S. GOVERNMENT SECURITIES	4,221
U S TREASURY NOTE	2.125% 05/31/2015 DD 05/31/10	U. S. GOVERNMENT SECURITIES	2,357
U S TREASURY NOTE	2.250% 01/31/2015 DD 01/31/10	U. S. GOVERNMENT SECURITIES	719
U S TREASURY NOTE	2.375% 03/31/2016 DD 03/31/09	U. S. GOVERNMENT SECURITIES	810
U S TREASURY NOTE	2.375% 09/30/2014 DD 09/30/09	U. S. GOVERNMENT SECURITIES	725
U S TREASURY NOTE	2.375% 10/31/2014 DD 10/31/09	U. S. GOVERNMENT SECURITIES	1,334

Attachment B

(in thousands)

Security Name	Maturity and Interest Rate	Description	Market Value

U S TREASURY NOTE	2.500% 03/31/2015 DD 03/31/10	U. S. GOVERNMENT SECURITIES	5,745
U S TREASURY NOTE	2.500% 04/30/2015 DD 04/30/10	U. S. GOVERNMENT SECURITIES	1,080
U S TREASURY NOTE	2.500% 06/30/2017 DD 06/30/10	U. S. GOVERNMENT SECURITIES	3,447
U S TREASURY NOTE	2.625% 02/29/2016 DD 02/28/09	U. S. GOVERNMENT SECURITIES	3,284
U S TREASURY NOTE	2.625% 07/31/2014 DD 07/31/09	U. S. GOVERNMENT SECURITIES	8,053
U S TREASURY NOTE	2.625% 08/15/2020 DD 08/15/10	U. S. GOVERNMENT SECURITIES	664
U S TREASURY NOTE	2.625% 08/15/2020 DD 08/15/10	U. S. GOVERNMENT SECURITIES	10,811
U S TREASURY NOTE	2.625% 11/15/2020 DD 11/15/10	U. S. GOVERNMENT SECURITIES	236
U S TREASURY NOTE	2.625% 12/31/2014 DD 12/31/09	U. S. GOVERNMENT SECURITIES	12,685
U S TREASURY NOTE	2.750% 05/31/2017 DD 05/31/10	U. S. GOVERNMENT SECURITIES	2,836
U S TREASURY NOTE	3.000% 02/28/2017 DD 02/28/10	U. S. GOVERNMENT SECURITIES	12,891
U S TREASURY NOTE	3.000% 08/31/2016 DD 08/31/09	U. S. GOVERNMENT SECURITIES	311
U S TREASURY NOTE	3.000% 09/30/2016 DD 09/30/09	U. S. GOVERNMENT SECURITIES	1,867
U S TREASURY NOTE	3.125% 04/30/2013 DD 04/30/08	U. S. GOVERNMENT SECURITIES	5,092
U S TREASURY NOTE	3.125% 05/15/2019 DD 05/15/09	U. S. GOVERNMENT SECURITIES	3,891
U S TREASURY NOTE	3.125% 08/31/2013 DD 08/31/08	U. S. GOVERNMENT SECURITIES	6,874
U S TREASURY NOTE	3.125% 10/31/2016 DD 10/31/09	U. S. GOVERNMENT SECURITIES	1,043
U S TREASURY NOTE	3.250% 12/31/2016 DD 12/31/09	U. S. GOVERNMENT SECURITIES	1,990
U S TREASURY NOTE	3.250% 12/31/2016 DD 12/31/09	U. S. GOVERNMENT SECURITIES	12,780
U S TREASURY NOTE	3.375% 11/15/2019 DD 11/15/09	U. S. GOVERNMENT SECURITIES	1,730
U S TREASURY NOTE	3.625% 08/15/2019 DD 08/15/09	U. S. GOVERNMENT SECURITIES	940
U S TREASURY NOTE	3.625% 08/15/2019 DD 08/15/09	U. S. GOVERNMENT SECURITIES	5,370
U S TREASURY NOTE	3.625% 12/31/2012 DD 12/31/07	U. S. GOVERNMENT SECURITIES	3,924
U S TREASURY NOTE	3.875% 05/15/2018 DD 05/15/08	U. S. GOVERNMENT SECURITIES	5,380
U S TREASURY NOTES	2.125% 12/31/2015 DD 12/31/10	U. S. GOVERNMENT SECURITIES	7,062
UBS AG STAMFORD CT	VAR RT 02/23/2012 DD 02/23/10	CORPORATE DEBT INSTRUMENTS	2,622
UBS AG/STAMFORD CT	2.750% 01/08/2013 DD 01/08/10	CORPORATE DEBT INSTRUMENTS	885
UBS AG/STAMFORD CT	4.875% 08/04/2020 DD 08/04/10	CORPORATE DEBT INSTRUMENTS	356
UBS AG/STAMFORD CT	5.750% 04/25/2018 DD 04/25/08	CORPORATE DEBT INSTRUMENTS	272
UNITEDHEALTH GROUP INC	5.250% 03/15/2011 DD 03/02/06	CORPORATE DEBT INSTRUMENTS	706
US 10YR TREAS NTS FUTURE (CBT)	EXP MAR 11	OTHER INVESTMENTS	51
US 2YR TREAS NTS FUT (CBT)	EXP MAR 11	OTHER INVESTMENTS	(22)
US 5YR TREAS NTS FUTURE (CBT)	EXP MAR 11	OTHER INVESTMENTS	145
US CENTRAL FEDERAL CREDIT UNIO	1.900% 10/19/2012 DD 10/19/09	CORPORATE DEBT INSTRUMENTS	796
US TREAS BD FUTURE (CBT)	EXP MAR 11	OTHER INVESTMENTS	17
US TREAS-CPI INFLAT	1.250% 07/15/2020 DD 07/15/10	U. S. GOVERNMENT SECURITIES	9,652
US TREAS-CPI INFLATION INDEX	0.500% 04/15/2015 DD 04/15/10	U. S. GOVERNMENT SECURITIES	4,124
US TREAS-CPI INFLATION INDEX	1.250% 07/15/2020 DD 07/15/10	U. S. GOVERNMENT SECURITIES	1,027
US TREAS-CPI INFLATION INDEX	1.875% 07/15/2015 DD 07/15/05	U. S. GOVERNMENT SECURITIES	983
US TREAS-CPI INFLATION INDEX	2.375% 01/15/2025 DD 07/15/04	U. S. GOVERNMENT SECURITIES	1,162
USEDU 2006-1 A2	VAR RT 03/01/2025 DD 03/14/06	CORPORATE DEBT INSTRUMENTS	264
VALERO ENERGY CORP	4.500% 02/01/2015 DD 02/08/10	CORPORATE DEBT INSTRUMENTS	598
VALERO ENERGY CORP	6.125% 02/01/2020 DD 02/08/10	CORPORATE DEBT INSTRUMENTS	345
VALET 2010-1 A2	0.660% 05/21/2012 DD 01/28/10	CORPORATE DEBT INSTRUMENTS	1,247
VERIZON COMMUNICATIONS INC	5.250% 04/15/2013 DD 04/04/08	CORPORATE DEBT INSTRUMENTS	1,903
VERIZON NEW JERSEY INC	5.875% 01/17/2012 DD 01/22/02	CORPORATE DEBT INSTRUMENTS	796
VODAFONE GROUP PLC	4.150% 06/10/2014 DD 06/10/09	CORPORATE DEBT INSTRUMENTS	1,067
VODAFONE GROUP PLC	5.000% 12/16/2013 DD 09/22/03	CORPORATE DEBT INSTRUMENTS	33
VODAFONE GROUP PLC	5.350% 02/27/2012 DD 02/27/07	CORPORATE DEBT INSTRUMENTS	1,311
WACHOVIA BANK COMMERCIA C33 A3	VAR RT 02/15/2051 DD 08/01/07	CORPORATE DEBT INSTRUMENTS	1,012
WACHOVIA BANK COMMERCIA C34 A3	VAR RT 05/15/2046 DD 11/01/07	CORPORATE DEBT INSTRUMENTS	663
WACHOVIA BANK COMMERCIAL C6 A4	5.125% 08/15/2035 DD 08/01/03	CORPORATE DEBT INSTRUMENTS	1,111
WACHOVIA BK NATL ASSN MTN	VAR RT 03/15/2016 DD 03/09/06	CORPORATE DEBT INSTRUMENTS	3,747
WAL-MART STORES INC	2.250% 07/08/2015 DD 07/08/10	CORPORATE DEBT INSTRUMENTS	745
WAMU MORTGAGE PASS TH AR12 1A4	VAR RT 10/25/2036 DD 09/01/06	CORPORATE DEBT INSTRUMENTS	387
WAMU MORTGAGE PASS TH AR8 2A1A	VAR RT 07/25/2045 DD 07/15/05	CORPORATE DEBT INSTRUMENTS	206
WAMU MORTGAGE PASS THRO AR3 A2	VAR RT 06/25/2034 DD 04/01/04	CORPORATE DEBT INSTRUMENTS	92
WEA FIN LLC / WCI FIN LLC 144A	5.400% 10/01/2012 DD 09/28/06	CORPORATE DEBT INSTRUMENTS	133
WEA FINANCE LLC / WT FINANCE A	7.500% 06/02/2014 DD 06/02/09	CORPORATE DEBT INSTRUMENTS	426
WELLPOINT INC NT	5.000% 01/15/2011 DD 01/10/06	CORPORATE DEBT INSTRUMENTS	450
WELLS FARGO & CO	3.625% 04/15/2015 DD 03/30/10	CORPORATE DEBT INSTRUMENTS	1,949
WELLS FARGO & CO	4.375% 01/31/2013 DD 01/31/08	CORPORATE DEBT INSTRUMENTS	1,376
WELLS FARGO & CO	3.000% 12/09/2011 DD 12/10/08	U. S. GOVERNMENT SECURITIES	717
WELLS FARGO MORTGAGE BACK S A1	VAR RT 09/25/2034 DD 08/01/04	CORPORATE DEBT INSTRUMENTS	449
WESTERN CORPORATE FEDERAL CRED	1.750% 11/02/2012 DD 11/02/09	CORPORATE DEBT INSTRUMENTS	1,731
WESTPAC BANKING CORP	1.900% 12/14/2012 DD 12/14/09	CORPORATE DEBT INSTRUMENTS	1,932
WESTPAC SECURITIES NZ LTD	2.500% 05/25/2012 DD 05/27/09	CORPORATE DEBT INSTRUMENTS	307
WILLIAMS PARTNERS LP	3.800% 02/15/2015 DD 02/09/10	CORPORATE DEBT INSTRUMENTS	951
WISCONSIN ST GEN REV	4.800% 05/01/2013 DD 12/18/03	OTHER INVESTMENTS	481
WPP FINANCE UK	8.000% 09/15/2014 DD 06/10/09	CORPORATE DEBT INSTRUMENTS	260
NET PAYABLES			(180,718)
WRAPPER VALUE			5,374

SYNTHETIC GUARANTEED INVESTMENT CONTRACTS, AT FAIR VALUE			$1,765,603

*     Identified as a party-in-interest to the Plan.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the persons who administer the Plan have duly caused this annual report to be signed on its behalf by the undersigned, hereunto duly authorized.

CBS 401(k) PLAN

Date: June 27, 2011	By:	/s/ STEPHEN D. MIRANTE

Stephen D. Mirante

Member of the Retirement Committee